Exhibit 10.1

CREDIT AGREEMENT

dated as of February 11, 2011

among

AVISTA CORPORATION,

THE LENDERS PARTY HERETO,

THE BANK OF NEW YORK MELLON, KEYBANK NATIONAL

ASSOCIATION and U.S. BANK NATIONAL ASSOCIATION,

as Co-Documentation Agents,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Syndication Agent and Issuing Bank,

And

UNION BANK, N.A.,

as Administrative Agent and Issuing Bank

UNION BANK, N.A. and WELLS FARGO SECURITIES, LLC,

as Co-Lead Arrangers and Co-Book Managers

Exhibit A	Form of Note
Exhibit B	Form of Assignment and Assumption
Exhibit C	Form of Administrative Questionnaire
Exhibit D	Form of Commitment Increase Supplement
Exhibit E	Form of Commitment Extension Supplement

Schedule 2.01	Names, Commitments and Addresses of Initial Lenders
Schedule 3.13	Significant Subsidiaries
Schedule 4.02(a)(ii)	Required Governmental Approvals
Schedule 6.01	Existing Secured Indebtedness

v

CREDIT AGREEMENT, dated as of February 11, 2011, among AVISTA CORPORATION, a Washington corporation, the Lenders listed in Schedule 2.01, THE BANK OF NEW YORK MELLON, KEYBANK NATIONAL ASSOCIATION and U.S. BANK NATIONAL ASSOCIATION, as Co-Documentation Agents, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Syndication Agent and an Issuing Bank, and UNION BANK, N.A., as Administrative Agent and an Issuing Bank.

The Borrower has requested that the Lenders agree to make loans, and to acquire participations in letters of credit issued by the Issuing Banks, on a revolving credit basis during the period commencing with the date hereof and ending on the Expiration Date (as defined herein) in an aggregate principal amount not in excess of $400,000,000 at any time outstanding (subject to increase at the election of the Borrower by an aggregate amount not to exceed $100,000,000, upon satisfaction of certain conditions as hereinafter provided). The proceeds of such borrowings and such letters of credit are to be used for general corporate purposes.

In consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABR” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“Additional Commitment Lender” means (a) a Lender that increases its Commitment pursuant to Section 2.10(c) or 2.20(e) or (b) an Eligible Assignee that becomes a Lender pursuant to Section 2.10(c) or 2.20(e).

“Administrative Agent” shall mean Union Bank, as administrative agent for the Lenders under the Loan Documents, and any successor Administrative Agent appointed pursuant to Section 9.06.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit C.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.

“Agreement” shall mean this Agreement, including all exhibits and schedules hereto.

“Alternate Base Rate” shall mean, for any day, a rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) equal to the greatest of (a) the Reference Rate in effect on such day, (b) the sum of (i) the Federal Funds Effective Rate in effect for such day plus (ii)  1/2 of 1% and (c) the sum of (i) the Eurodollar Rate for an Interest Period of 1 month commencing on such day plus (ii) 1%. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, the Alternate Base Rate shall be determined without regard to clause (b) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Reference Rate shall be effective on the date such change in the Reference Rate is adopted.

“Applicable Rate” shall mean, on any date with respect to the Facility Fee, Eurodollar Loans, ABR Loans or the LC Participation Fee, the rate per annum set forth in the following table in the “Facility Fee,” “Eurodollar Margin,” “ABR Margin” or “LC Participation Fee” column, as applicable, for the Pricing Level in effect for such date.

Pricing Level	Facility Fee	Eurodollar Margin	ABR Margin	LC Participation Fee
I	0.175%	1.20%	0.20%	1.20%
II	0.20%	1.30%	0.30%	1.30%
III	0.25%	1.50%	0.50%	1.50%
IV	0.375%	1.625%	0.625%	1.625%
V	0.50%	1.875%	0.875%	1.875%
VI	0.75%	2.00%	1.00%	2.00%

For purposes of determining which Pricing Level is applicable in the foregoing table the following rules will apply:

“Pricing Level I” will be applicable at any date if, at such date, the Senior Debt Rating is Fifth Lowest Investment Grade or higher;

“Pricing Level II” will be applicable at any date if, at such date, the Senior Debt Rating is Fourth Lowest Investment Grade and Pricing Level I is not applicable;

“Pricing Level III” will be applicable at any date if, at such date, the Senior Debt Rating is Third Lowest Investment Grade and neither Pricing Level I nor Pricing Level II is applicable;

“Pricing Level IV” will be applicable at any date if, at such date, the Senior Debt Rating is Second Lowest Investment Grade and none of Pricing Level I, Pricing Level II or Pricing Level III is applicable;

“Pricing Level V” will be applicable at any date if, at such date, the Senior Debt Rating is Lowest Investment Grade and none of Pricing Level I, Pricing Level II, Pricing Level III or Pricing Level IV is applicable;

“Pricing Level VI” will be applicable at any date if, at such date, the Senior Debt Rating is Highest Non-Investment Grade or lower.

“Assignment and Assumption” shall mean an assignment and assumption agreement entered into by a Lender and an Eligible Assignee in the form of Exhibit B or such other form as shall be approved by the Administrative Agent.

“Attributable Debt” shall mean, in connection with any Sale-Leaseback, the present value (discounted in accordance with GAAP at the discount rate implied in the lease) of the obligations of the lessee for rental payments during the term of the lease.

“Availability Period” shall mean the period from and including the date of this Agreement to but excluding the Expiration Date.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Bond Delivery Agreement” shall mean the Bond Delivery Agreement, dated as of February 11, 2011, between the Borrower and the Administrative Agent.

“Borrower” shall mean Avista Corporation, a Washington corporation, and its successors and assigns.

“Borrowing” shall mean a group of Loans of the same Type made on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Business Day” shall mean any day (other than a day which is a Saturday, Sunday or legal holiday in the State of California or the State of New York) on which banks are open for business in Los Angeles and New York City; provided that when used in connection with a Eurodollar Loan the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in dollars in the London interbank market.

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of shares representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower; or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated; provided, that no event described in clause (a) or clause (b) shall constitute a “Change in Control” if, immediately after giving effect to the transaction that would otherwise constitute a Change in Control, the Senior Debt Rating assigned by two nationally recognized credit rating agencies is equal to or higher than Lowest Investment Grade.

“Closing Date” shall mean the date on which the conditions precedent set forth in Sections 4.01 and 4.02 are first satisfied or waived.

“Code” shall mean the Internal Revenue Code of 1986, as the same may be amended from time to time.

“Commitment” shall mean, with respect to each Lender, (a) (i) in the case of a Lender listed on Schedule 2.01, the amount set forth opposite such Lender’s name under the heading “Commitment” on such Schedule, (ii) in the case of a person that becomes a Lender pursuant to Section 2.10 or 2.20, the amount specified as such person’s Commitment in the Commitment Increase Supplement or Commitment Extension Supplement pursuant to which such person becomes a Lender and (iii) in the case of a person that becomes a Lender pursuant to an assignment under Section 10.04, the amount specified as assigned to such person in the Assignment and Assumption pursuant to which such person becomes a Lender, in each case, as the same may be reduced from time to time pursuant to Section 2.10(b), increased from time to time pursuant to Section 2.10(c) or 2.20(e), or reduced or increased from time to time pursuant to assignments in accordance with Section 10.04, or (b) as the context may require, the obligation of such Lender to make Loans or acquire participations in Letters of Credit in an aggregate unpaid principal amount not exceeding such amount.

“Commitment Extension Supplement” shall have the meaning assigned to such term in Section 2.20(e).

“Commitment Increase Supplement” shall have the meaning assigned to such term in Section 2.10(c).

“Consolidated Total Capitalization” on any date means the sum, without duplication, of the following with respect to the Borrower and its consolidated Subsidiaries: (a) total capitalization as of such date, as determined in accordance with GAAP, (b) the current portion of liabilities which as of such date would be classified in whole or part as long-term debt in accordance with GAAP (it being understood that the noncurrent portion of such liabilities is included in the total capitalization referred to in clause (a)), (c) all obligations as lessee which, in accordance with GAAP, are capitalized as liabilities (including the current portion thereof), and (d) all other liabilities which would be classified as short-term debt in accordance with GAAP.

“Consolidated Total Debt” on any date means the sum, without duplication, of the following with respect to the Borrower and its consolidated Subsidiaries: (a) all liabilities which as of such date would be classified in whole or in part as long-term debt in accordance with GAAP (including the current portion thereof), (b) all obligations as lessee which, in accordance with GAAP, are capitalized as liabilities (including the current portion thereof), (c) all other liabilities which would be classified as short-term debt in accordance with GAAP, and (d) all Guarantees of or by the Borrower.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Current Expiration Date” shall have the meaning assigned to such term in Section 2.20(a).

“Default” shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

“Defaulting Lender” shall mean, at any time, subject to Section 2.21(d), any Lender that at such time (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or its participations in Letters of Credit, within two Business Days of the date on which any funding is required by it hereunder, (b) has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after written request by the Administrative Agent (based on its reasonable belief that such Lender may not fulfill its funding obligations hereunder), to confirm in a manner reasonably satisfactory to the Administrative Agent that it will comply with its funding obligations hereunder or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any debtor-relief law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar person charged with reorganization or liquidation of its business or a custodian appointed for it or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in, any such proceeding or appointment; provided, however, that a Lender shall not be a Defaulting Lender solely by virtue of the control, ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“dollars” or “$” shall mean lawful money of the United States of America.

“Electronic Delivery” shall have the meaning assigned to such term in Section 5.04(a).

“Eligible Assignee” means (a) a financial institution organized under the laws of the United States of America, or any state thereof, and having a combined capital and surplus of at least $100,000,000 or the obligations of which are directly guaranteed by a financial institution organized under the laws of the United States of America, or any state thereof, and having a combined capital and surplus of at least $100,000,000; (b) a commercial bank organized under the laws of any other country that is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000, provided that such bank is acting through a branch or agency located in the United States of America; (c) a Person that is (i) a subsidiary of a Lender, (ii) a subsidiary of a Person of which a Lender is a subsidiary or (iii) a Person of which a Lender is a subsidiary; or (d) another Lender; provided, however, that neither the Borrower nor any Affiliate of the Borrower, nor any Defaulting Lender, shall qualify as an Eligible Assignee.

“Equity Interests” shall mean shares of stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a person, and all options, warrants or other rights to acquire any such equity ownership interests in a person.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that is a member of a group of which the Borrower is a member and which is treated as a single employer under Section 414 of the Code.

“Eurodollar,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Eurodollar Rate.

“Eurodollar Borrowing” shall mean a Borrowing comprised of Eurodollar Loans.

“Eurodollar Loan” shall mean any Loan bearing interest at a rate determined by reference to the Eurodollar Rate in accordance with the provisions of Article II.

“Eurodollar Rate” shall mean, for any Interest Period, the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to (a) the rate appearing on Bloomberg screen BBAM (or any successor thereto) as the London interbank offered rate for deposits in dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period (provided, however, if more than one such rate is specified on Bloomberg screen BBAM, the applicable rate shall be the arithmetic mean of all such rates), multiplied by (b) the Statutory Reserve Rate. If, for any reason, the rate specified in clause (a) above is not available for any Interest Period, there shall be substituted for such rate, for such Interest Period, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the rate determined by the Administrative Agent to be the offered rate on another page or service that displays an average British Bankers Association Interest Settlement Rate for deposits in dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period. In the event that the rates referenced in clause (a) above and in the preceding sentence are not available, there shall be substituted for the rate specified in clause (a)

above the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the rate that would be offered to first-class banks in the London interbank market by Union Bank for deposits (for delivery on the first day of the relevant Interest Period) in dollars of amounts in same-day funds comparable to the principal amount of the applicable Loan by Union Bank for which the Eurodollar Rate is then being determined with maturities comparable to such Interest Period as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period.

“Event of Default” shall have the meaning assigned to such term in Article VII.

“Evergreen Letter of Credit” shall mean a Letter of Credit that, by its terms, provides that it shall be automatically renewed or extended for a stated period of time at the end of its then scheduled expiration date unless the Issuing Bank thereof notifies the beneficiary thereof prior to such expiration date that such Issuing Bank elects not to renew or extend such Letter of Credit.

“Existing Commitments” shall have the meaning assigned to such term in Section 2.20(c).

“Expiration Date” shall mean the fourth anniversary of the Closing Date or any later date to which such date shall have been extended pursuant to Section 2.20.

“Extending Lender” shall have the meaning assigned to such term in Section 2.20(a).

“Facility Fee” shall have the meaning assigned to such term in Section 2.06(a).

“Federal Funds Effective Rate” shall mean, for any Business Day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as reported on such Business Day by the Federal Reserve Bank of New York, or, if such rate is not so reported for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fees” shall mean the Facility Fee and the other fees referred to in Section 2.06.

“Fifth Lowest Investment Grade” shall mean that the Senior Debt Rating assigned to the applicable Indebtedness of the Borrower is a rating which, as reasonably determined by the Administrative Agent, would be the rating granted by the applicable credit-rating agency which is generally treated as “investment grade” in the ratings regime of that credit-rating agency and is higher than Fourth Lowest Investment Grade.

“Financial Officer” of any corporation shall mean the chief financial officer or treasurer of such corporation.

“First Mortgage” shall mean the Mortgage and Deed of Trust dated as of June 1, 1939, made by the Borrower in favor of Citibank, N.A., as successor trustee, as the same has been amended, modified or supplemented to date and as the same may be further amended, modified or supplemented from time to time hereafter.

“First Mortgage Bond” shall mean (a) a first mortgage bond of the Fifty-third Series issued to the Administrative Agent on the Closing Date under a supplemental indenture to the First Mortgage, in a principal amount equal to the total Commitments on the date of execution and delivery of this Agreement, and/or (b) any first mortgage bond issued under a supplemental indenture to the First Mortgage in addition to, or in substitution for, a first mortgage bond previously delivered to the Administrative Agent pursuant to this Agreement, including in connection with an increase in the total Commitments pursuant to Section 2.10(c) or a reduction in the total Commitments pursuant to Section 2.10(b), 2.20 or 9.08(a).

“Fourth Lowest Investment Grade” shall mean that the Senior Debt Rating assigned to the applicable Indebtedness of the Borrower is a rating which, as reasonably determined by the Administrative Agent, would be the rating granted by the applicable credit-rating agency which is generally treated as “investment grade” in the ratings regime of that credit-rating agency and is higher than Third Lowest Investment Grade but lower than Fifth Lowest Investment Grade.

“GAAP” shall mean generally accepted accounting principles, applied on a consistent basis.

“Governmental Authority” shall mean, whether domestic or foreign, any national, federal, state or local government, any political subdivision thereof, or any governmental, quasi-governmental, judicial, public or statutory agency, authority, instrumentality, body or entity, including any central bank and any comparable authority.

“Guarantee” of or by any person shall mean any obligation, contingent or otherwise, of such person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such person, direct or indirect, (a) to purchase or pay (or to advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (b) to purchase property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness or (c) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business.

“Highest Non-Investment Grade” shall mean that the Senior Debt Rating assigned to the applicable Indebtedness of the Borrower is a rating which, as reasonably determined by the Administrative Agent, would be the highest rating granted by the applicable credit-rating agency which is generally not treated as “investment grade” in the ratings regime of that credit-rating agency.

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person upon which interest charges are customarily paid, (d) all obligations of such person under conditional-sale or other title-retention agreements relating to property or assets purchased by such person, (e) all obligations of such person issued or assumed as the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, but limited, if such obligations are without recourse to such person, to the lesser of the principal amount of such Indebtedness or the fair-market value of such property, (g) all Guarantees by such person of Indebtedness of others, (h) all Capital Lease Obligations of such person, (i) all obligations of such person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements (the amount of any such obligation to be the amount that would be payable upon the acceleration, termination or liquidation thereof) and (j) all obligations of such person as an account party in respect of letters of credit and bankers’ acceptances. The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner.

“Interest Payment Date” shall mean (a) in the case of any Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and (b) in addition, in the case of a Eurodollar Loan that is part of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing.

“Interest Period” shall mean (a) as to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on, as the Borrower may elect, the date 2 weeks thereafter or the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter, and (b) as to any ABR Borrowing, the period commencing on the date of such Borrowing and ending on the earlier of (i) the next succeeding March 31, June 30, September 30 or December 31 and (ii) the Expiration Date; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Issuing Bank” shall mean Union Bank or Wells Fargo Bank, in each case acting in its capacity as the issuer of a Letter of Credit, or any Lender (or other financial institution satisfactory to the Borrower and the Administrative Agent) succeeding to such capacity or added in such capacity pursuant to Section 2.05(k). The Issuing Bank of a Letter of Credit may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to any Letters of Credit issued by such Affiliate.

“Issuing Bank Exposure” shall mean, with respect to any Issuing Bank at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit issued by such Issuing Bank at such time plus (b) the aggregate amount of all LC Disbursements by such Issuing Bank that have not yet been reimbursed by or on behalf of the Borrower at such time.

“LC Disbursement” shall mean a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” shall mean, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Pro Rata Share of the total LC Exposure at such time.

“LC Participation Fee” shall have the meaning assigned to such term in Section 2.06(b).

“Lender” shall mean (a) any person listed on Schedule 2.01, (b) any person that becomes a Lender pursuant to Section 2.10(c) or 2.20(e) and (c) any person that is assigned any or all of the rights or obligations of a Lender pursuant to Section 10.04.

“Letter of Credit” shall mean (a) each standby letter of credit issued pursuant to this Agreement and (b) each standby letter of credit issued under the 2004 Credit Agreement and outstanding on the Closing Date.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional-sale agreement, capital lease or title-retention agreement relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” shall mean this Agreement, the First Mortgage Bond, the First Mortgage, the Supplemental Indenture, the Bond Delivery Agreement, any Notes, any letter of credit applications executed and delivered by the Borrower with respect to Letters of Credit, each letter agreement between the Borrower and an Issuing Bank referred to in Section 2.05(a), the agreement between the Borrower and the Administrative Agent referred to in Section 2.06(c) and the Funds Transfer Agreement and related documents referred to in Section 4.02(a)(xii).

“Loans” shall mean loans made by the Lenders to the Borrower pursuant to this Agreement.

“Lowest Investment Grade” shall mean that the Senior Debt Rating assigned to the applicable Indebtedness of the Borrower is a rating which, as reasonably determined by the Administrative Agent, would be the lowest rating granted by the applicable credit-rating agency which is generally treated as “investment grade” in the ratings regime of that credit-rating agency.

“Margin Stock” shall have the meaning given such term under Regulation U.

“Material Adverse Effect” shall mean an effect on the business, assets, operations or financial condition of the Borrower and the Subsidiaries taken as a whole which could reasonably be expected to have a material adverse effect on the creditworthiness of the Borrower.

“non-Defaulting Lenders” shall have the meaning assigned to such term in Section 2.21(a)(i).

“Notes” shall mean any promissory notes of the Borrower, substantially in the form of Exhibit A, evidencing Loans, as may be delivered pursuant to Section 2.04.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“person” shall mean (a) a corporation, association, partnership, trust, limited liability company, organization, business or individual or (b) a Governmental Authority.

“Plan” shall mean any pension plan subject to the provisions of Title IV of ERISA or Section 412 of the Code which is maintained for employees of the Borrower or any ERISA Affiliate.

“Pro Rata Share” shall mean, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Pro Rata Shares of the Lenders shall be determined based upon the Commitments most recently in effect.

“Reference Rate” shall mean the variable rate of interest per annum established by Union Bank from time to time as its “reference rate.” Such “reference rate” is set by Union Bank as a general reference rate of interest for “prime” commercial lending transactions, taking into account such factors as Union Bank may deem appropriate, it being understood that many of Union Bank’s commercial or other loans are priced in relation to such rate, that it is not necessarily the lowest or best rate actually charged to any customer and that Union Bank may make various commercial or other loans at rates of interest having no relationship to such rate. For purposes of this Agreement, each change in the Reference Rate shall be effective as of the opening of business on the date announced as the effective date of any change in such “reference rate.”

“Register” shall have the meaning given to such term in Section 10.04(c).

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof and shall include any successor or other regulation or official interpretation of the Board relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Reportable Event” shall mean any reportable event as defined in Section 4043(b) of ERISA or the regulations issued thereunder with respect to a Plan (other than a Plan maintained by an ERISA Affiliate which is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).

“Required Lenders” shall mean, at any time, Lenders having Revolving Credit Exposures representing more than 50.0% of the aggregate Revolving Credit Exposures or, if there shall be no Revolving Credit Exposures, Lenders having Commitments representing more than 50.0% of the aggregate Commitments; provided, however, that if any Lender is a Defaulting Lender at such time, then the Commitment of such Lender shall be excluded from the determination of Required Lenders at such time.

“Responsible Officer” of any corporation shall mean any executive officer or Financial Officer of such corporation and any other officer or similar official thereof responsible for the administration of the obligations of such corporation in respect of this Agreement.

“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans and its LC Exposure at such time.

“RTO Transaction” shall mean any sale, transfer or other disposition of transmission assets entered into in connection with the formation of a regional transmission organization pursuant to or in a manner consistent with regulatory requirements applicable to the Borrower.

“Sale-Leaseback” shall mean any arrangement whereby any person shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Second Lowest Investment Grade” shall mean that the Senior Debt Rating assigned to the applicable Indebtedness of the Borrower is a rating which, as reasonably determined by the Administrative Agent, would be the rating granted by the applicable credit-rating agency which is generally treated as “investment grade” in the ratings regime of that credit-rating agency and is higher than Lowest Investment Grade but lower than Third Lowest Investment Grade.

“Senior Debt Rating” means, as of any date of determination, as of the close of business on such date, (a) if the obligations of the Borrower under this Agreement are secured by the First Mortgage and are not rated, the rating assigned to the Borrower’s most senior secured long-term public Indebtedness (without credit enhancement), (b) if such obligations are not secured by the First Mortgage and are not rated, the rating assigned to the Borrower’s most senior unsecured long-term public Indebtedness (without credit enhancement) and (c) if such obligations are rated, the rating assigned to such obligations (without credit enhancement), in each such case by a nationally recognized credit-rating agency designated by the Borrower, reasonably approved by the Administrative Agent and not objected to by the Required Lenders within five Business Days following notice of such designation. Notwithstanding the foregoing, (i) if the Senior Debt Rating(s) assigned by any of the other nationally recognized credit-rating agencies is or are different from the Senior Debt Rating assigned by the agency designated by the Borrower and the ratings (including that of the agency designated by the Borrower) are split by just one level, then the higher rating will apply, and (ii) if the ratings (including that of the agency designated by the Borrower) are split by more than one level, then the level that is one level below the highest rating will apply.

“Significant Subsidiary” shall mean a Subsidiary meeting any one of the following conditions: (a) the investments in and advances to such Subsidiary by the Borrower and the other Subsidiaries, if any, as at the end of the Borrower’s latest fiscal quarter exceeded 10% of the total assets of the Borrower and its Subsidiaries at such date, computed and consolidated in accordance with GAAP; or (b) the Borrower’s and the other Subsidiaries’ proportionate share of the total assets (after intercompany eliminations) of such Subsidiary as at the end of the Borrower’s latest fiscal quarter exceeded 10% of the total assets of the Borrower and its Subsidiaries at such date, computed and consolidated in accordance with GAAP; or (c) the equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principles of such Subsidiary (excluding amounts attributable to any minority interests therein) for the period of four consecutive fiscal quarters ending at the end of the Borrower’s latest fiscal quarter exceeded 10% of such income of the Borrower and its Subsidiaries for such period, computed and consolidated in accordance with GAAP; or (d) such Subsidiary is the parent of one or more Subsidiaries and together with such Subsidiaries would, if considered in the aggregate, constitute a Significant Subsidiary.

“Statutory Reserve Rate” shall mean a fraction, expressed as a decimal, the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including for any marginal, special, emergency or supplemental reserves), expressed as a decimal, established by the Board and to which Union Bank is subject for Eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D). Such reserve percentages shall include those imposed pursuant to Regulation D. Eurodollar Loans shall be deemed to constitute Eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that might be available from time to time to any Lender under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any applicable reserve percentage.

“subsidiary” shall mean, for any person (the “Parent”), any corporation, limited liability company, partnership or other entity of which securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, limited liability company, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, limited liability company, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) are at the time directly or indirectly owned or controlled by the Parent or one or more of its subsidiaries or by the Parent and one or more of its subsidiaries.

“Subsidiary” shall mean a subsidiary of the Borrower.

“Supplemental Indenture” shall mean (a) the Fifty-first Supplemental Indenture, dated as of February 1, 2011, between the Borrower and Citibank, N.A., as trustee under the First Mortgage, and/or (b) any supplemental indenture to the First Mortgage, in form and substance satisfactory to the Administrative Agent, pursuant to which a first mortgage bond is issued in addition to, or in substitution for, a first mortgage bond previously delivered to the Administrative Agent pursuant to this Agreement, including in connection with an increase in the total Commitments pursuant to Section 2.10(c) or a reduction in the total Commitments pursuant to Section 2.10(b), 2.20 or 9.08(a).

“Terminating Lender” shall have the meaning assigned to such term in Section 2.20(c).

“Third Lowest Investment Grade” shall mean that the Senior Debt Rating assigned to the applicable Indebtedness of the Borrower is a rating which, as reasonably determined by the Administrative Agent, would be the rating granted by the applicable credit-rating agency which is generally treated as “investment grade” in the ratings regime of that credit-rating agency and is higher than Second Lowest Investment Grade but lower than Fourth Lowest Investment Grade.

“Transactions” shall have the meaning assigned to such term in Section 3.02.

“Transferee” shall have the meaning assigned to such term in Section 2.18(a).

“2004 Credit Agreement” shall mean the Credit Agreement dated as of December 17, 2004, as amended to the date hereof, among the Borrower, the banks party thereto as lenders, Bank of America, N.A., as managing agent, KeyBank, National Association, as documentation agent, U.S. Bank, National Association, as documentation agent, Wells Fargo, as documentation agent and an issuing bank, Union Bank, as syndication agent and an issuing bank, and The Bank of New York Mellon, as administrative agent and an issuing bank.

“2009 Credit Agreement” shall mean the Credit Agreement dated as of November 25, 2009 among the Borrower, the financial institutions party thereto as lenders, JPMorgan Chase Bank, N.A. and UBS Securities LLC, as co-documentation agents, Wells Fargo Securities, LLC as syndication agent, and Union Bank, as administrative agent.

“Type,” when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, “Rate” shall mean, in the case of a Loan or Borrowing, the Eurodollar Rate or the Alternate Base Rate.

“Union Bank” shall mean Union Bank, N.A.

“Wells Fargo Bank” shall mean Wells Fargo Bank, National Association.

Section 1.02 Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP as in effect at that time. Financial statements and other information required to be delivered by the Borrower to the Administrative Agent, the Lenders and the Issuing Banks pursuant to Section 5.04 shall be prepared in accordance with GAAP as in effect at the time of such preparation, and calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with GAAP as in effect at the time of such preparation. If the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, such provision shall be interpreted on the basis of GAAP as in effect at that time until such provision is amended in accordance herewith.

ARTICLE II

THE CREDITS

Section 2.01 Commitments. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make Loans to the Borrower, at any time and from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (a) the Revolving Credit Exposure of any Lender exceeding such Lender’s Commitment or (b) the total Revolving Credit Exposures exceeding the total Commitments. Within the limits set forth in the preceding sentence, the Borrower may borrow, pay or prepay, and reborrow Loans during the Availability Period, subject to the terms, conditions and limitations set forth herein.

Section 2.02 Loans.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their Commitments. The failure of any Lender to make any Loan required to be made hereunder shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). The Loans comprising each Borrowing shall be in the aggregate principal amount of $1,000,000 or a whole-integer multiple of $100,000 in excess thereof.

(b) Subject to Section 2.09, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans, as the Borrower may request pursuant to Section 2.03. Each Lender may at its option fulfill its Commitment with respect to any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement or any applicable Note. Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Borrower shall not be entitled to request any Borrowing which, if made, would result in an aggregate of more than fifteen separate Eurodollar Loans of any Lender being outstanding hereunder at any one time. For purposes of the foregoing, Loans having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Loans.

(c) Subject to paragraph (e) below, each Lender shall make a Loan in the amount of its Pro Rata Share of each Borrowing on the proposed date thereof by wire transfer of immediately available funds to the Administrative Agent in Los Angeles, California, not later than 11:00 a.m., Pacific time, and the Administrative Agent shall by 1:00 p.m., Pacific time, make available to the Borrower in immediately available funds the amounts so received (i) by wire transfer for credit to the account of the Borrower with Wells Fargo Bank bearing Account Number 41688 14770, ABA # 121000248, re: Avista Corp. or (ii) as otherwise specified by the Borrower in its notice of Borrowing or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders. Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Eurodollar Borrowing or prior to 11:00 a.m., Pacific time, on the date of any ABR Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with this paragraph (c), and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Effective Rate. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request any Borrowing if the Interest Period requested with respect thereto would end after the Expiration Date.

(e) The Borrower may refinance all or any part of any Borrowing with a new Borrowing of the same or a different Type, subject to the conditions and limitations set forth in this Agreement. Any Borrowing or part thereof so refinanced shall be deemed to be repaid or prepaid in accordance with Section 2.04 or 2.11, as applicable, with the proceeds of the new Borrowing, and the proceeds of the new Borrowing, to the extent they do not exceed the principal amount of the Borrowing being refinanced, shall not be paid by the Lenders to the Administrative Agent or by the Administrative Agent to the Borrower pursuant to paragraph (c) above.

Section 2.03 Notice of Borrowings. To request a Borrowing, the Borrower shall give the Administrative Agent notice thereof (a) in the case of a Eurodollar Borrowing, not later than 9:00 a.m., Pacific time, three Business Days before a proposed borrowing and (b) in the case of an ABR Borrowing, not later than 9:00 a.m., Pacific time, the day of a proposed borrowing. Such notice shall be irrevocable and shall in each case refer to this Agreement and specify (i) whether the Borrowing then being requested is to be a Eurodollar Borrowing or an ABR Borrowing; (ii) the date of such Borrowing (which shall be a Business Day) and the amount thereof; and (iii) if such Borrowing is to be a Eurodollar Borrowing, the Interest Period with respect thereto. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any Eurodollar Borrowing is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. If the Borrower shall not have given notice in accordance with this Section 2.03 of its election to refinance a Borrowing or given notice to the Administrative Agent not later than 9:00 a.m., Pacific time, on the last day of the Interest Period applicable to such Borrowing that it will not refinance such Borrowing, then the Borrower shall be deemed to have given notice of an election to refinance such Borrowing with an ABR Borrowing. The Administrative Agent shall promptly advise the Lenders of any notice given pursuant to this Section 2.03 and of each Lender’s portion of the requested Borrowing.

Section 2.04 Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay each Lender the then unpaid principal amount of each Loan of such Lender on the last day of the Interest Period applicable to such Loan and on the Expiration Date. Each Loan shall bear interest on the outstanding principal balance thereof as set forth in Section 2.07.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount and date of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal, interest or fees due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any principal, interest or fees received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a Note. In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns). Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more Notes in such form payable to the order of the payee named therein (or, if such Note is a registered Note, to such payee and its registered assigns).

Section 2.05 Letters of Credit.

(a) Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account, in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control; provided, however, that any letter agreement entered into by the Borrower with an Issuing Bank from time to time with respect to the maximum Issuing Bank Exposure of such Issuing Bank shall control with respect thereto.

(b) To request the issuance of a Letter of Credit (or the renewal, extension or other amendment of an outstanding Letter of Credit), the Borrower shall hand-deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, renewal, extension or other amendment) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be renewed, extended or otherwise amended, and specifying the date of issuance, renewal, extension or other amendment (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, renew, extend or otherwise amend such Letter of Credit. If requested by such Issuing Bank, the Borrower shall also submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, renewed, extended or otherwise amended only if (and upon the issuance, renewal, extension or other amendment of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, renewal, extension or other amendment, (i) the total LC Exposure would not exceed $300,000,000 and (ii) the total Revolving Credit Exposures would not exceed the total Commitments.

(c) Each Letter of Credit shall expire (or, in the case of an Evergreen Letter of Credit, shall expire if the applicable Issuing Bank gives the required notice of nonrenewal or nonextension) not later than the close of business on the date that is five Business Days prior to the first anniversary of the Expiration Date. Each Issuing Bank agrees to notify the Borrower, substantially simultaneously with its notice to the beneficiary of an Evergreen Letter of Credit, if such Issuing Bank decides not to renew or extend such Evergreen Letter of Credit; provided, however, that such Issuing Bank’s failure to so notify the Borrower shall not affect the nonrenewal or nonextension of such Evergreen Letter of Credit.

(d) By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or any Lender, such Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Lender’s Pro Rata Share of (i) each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section and (ii) any reimbursement payment required to be refunded to the Borrower for any reason, to the extent received by such Lender. Each Lender acknowledges and agrees that its obligation to acquire participations in respect of Letters of Credit pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any renewal, extension or other amendment of any Letter of Credit or the occurrence and continuance of a Default or Event of Default or a reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) If the Issuing Bank of a Letter of Credit shall make an LC Disbursement in respect of such Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, Pacific time, on (i) the Business Day on which the Borrower receives notice of such LC Disbursement, if such notice is received prior to 10:00 a.m., Pacific time, on the day of receipt, or (ii) the Business Day immediately following the day on which the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided, however, that, if such LC Disbursement is in the amount of $1,000,000 or more, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Pro Rata Share thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Pro Rata Share of the payment then due from the Borrower, in the same manner as provided in Section 2.02 with respect to Loans made by such Lender (and Section 2.02 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to such Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the relevant Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank of a Letter of Credit for any LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect, or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent nor any Lender or Issuing Bank, nor any of their respective directors, officers, employees or agents, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit, any payment or failure to make payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of any technical term or any consequence arising from any cause beyond the control of the applicable Issuing Bank; provided, however, that the foregoing shall not excuse the Issuing Bank of a Letter of Credit from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s gross negligence or willful misconduct. The parties hereto agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank of a Letter of Credit (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised reasonable care in each action taken or not taken thereby in respect of such Letter of Credit. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to each document presented that appears on its face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such document without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such document if such document is not in strict compliance with the terms of such Letter of Credit.

(g) The Issuing Bank of a Letter of Credit shall, promptly following its receipt of documents purporting to represent a demand for payment under such Letter of Credit, examine all such documents. Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopier) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement in respect thereof; provided, however, that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) If the Issuing Bank of a Letter of Credit shall make an LC Disbursement under such Letter of Credit, then, unless the Borrower shall reimburse such LC Disbursement in full on the date on which such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date on which such LC Disbursement is made to but excluding the date on which the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans; provided, however, that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.08 shall apply. Interest accrued pursuant to this paragraph shall be for the account of such Issuing Bank, except that interest accrued on or after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) If any Event of Default shall occur and be continuing, then, on the Business Day on which the Borrower receives notice from the Administrative Agent, at the request of any Issuing Bank of an outstanding Letter of Credit or the Required Lenders, demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit into an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Banks and the Lenders, an amount in cash equal to the total LC Exposure as of such date plus any accrued and unpaid interest thereon; provided, however, that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (g) or (h) of Article VII. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under the Loan Documents, pursuant to documentation executed by the Borrower in form and substance reasonably satisfactory to the Administrative Agent. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Such deposits may, at the option and sole discretion of the Administrative Agent, be invested in one or more money-market accounts, but such deposits shall not otherwise be invested or bear interest. Interest or other profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the total LC Exposure at such time or be applied to satisfy other obligations of the Borrower under the Loan Documents. If the Borrower is required to provide cash collateral hereunder as a result of the occurrence of an Event of Default, the full amount of such cash collateral (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived. The Borrower hereby grants to the Administrative Agent a security interest in all such accounts in the name of the Administrative Agent and the cash collateral and investments held therein or pursuant thereto from time to time, including any interest or other profits on any such investments, to secure the obligations of the Borrower to the Administrative Agent, the Issuing Banks and the Lenders under this Agreement and the other Loan Documents.

(j) In the event that any Letter of Credit remains outstanding on the Expiration Date and has an expiration date thereafter, the Borrower shall either (i) deposit into an account with the Administrative Agent an amount in cash equal to the total LC Exposure as of such date with respect to such Letter of Credit, to be held and applied as provided in Section 2.05(i), or (ii) enter into an agreement with the Issuing Bank of such Letter of Credit (which such Issuing Bank may do or not do in its sole and absolute discretion), effective as of the Expiration Date, whereby such Letter of Credit shall thereafter be governed by such agreement and shall cease to be governed by this Agreement, whereupon all participations of the Lenders in such

Letter of Credit shall automatically terminate; provided, however, that such agreement, cessation and termination shall not affect the obligation of the Borrower with respect to amounts accrued or owing at such time under the Loan Documents with respect to such Letter of Credit. The provisions of this paragraph shall apply to each Letter of Credit outstanding on the Expiration Date and having an expiration date thereafter.

(k) Any Issuing Bank may be replaced at any time, or a Lender or other financial institution may be added as an Issuing Bank, by written agreement between the Borrower and the Administrative Agent; provided, however, that (i) each Issuing Bank shall be either a Lender or another financial institution satisfactory to the Administrative Agent, and (ii) without limiting the effect of the foregoing clause (i), the Administrative Agent shall review any such proposed agreement for form only and not with respect to the identity of any successor or additional Issuing Bank or, if applicable, the identity of the Issuing Bank to be replaced. The Administrative Agent shall notify the Lenders of any such replacement or addition of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.06(b)(ii) and shall return to such Issuing Bank each Letter of Credit issued by such Issuing Bank. From and after the effective date of any such replacement or addition of an Issuing Bank, (A) the successor or additional Issuing Bank shall have all of the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued by it on such effective date or thereafter, and (B) references herein to “Issuing Bank” shall be deemed to refer to such successor or additional Issuing Bank and/or to any previous Issuing Bank, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall continue to have all of the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it before such replacement, but such replaced Issuing Bank shall not be required to issue additional Letters of Credit.

(l) Each “Letter of Credit” outstanding under the 2004 Credit Agreement on the Closing Date shall automatically, without further action on the part of the Borrower, the applicable Issuing Bank or any other person, be deemed to have been issued under this Section 2.05 and shall be a Letter of Credit under this Agreement for all purposes.

Section 2.06 Fees.

(a) The Borrower agrees to pay to each Lender, through the Administrative Agent, on the first Business Day of January, April, July and October of each year and on the date on which the Commitment of such Lender shall be reduced or terminated as provided herein, a facility fee at the Applicable Rate (a “Facility Fee”) on the daily amount of the Commitment of such Lender during the preceding quarter (or shorter period commencing with the date hereof or ending with the Expiration Date or the date on which the Commitment of such Lender shall be reduced or terminated); provided, however, that no Lender shall be entitled to receive any Facility Fee with respect to the unused portion of its Commitment (i.e., its Commitment minus its Revolving Credit Exposure) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any Facility Fee that it otherwise would have been required to pay to that Lender with respect to the unused portion of its Commitment). The Facility Fees shall accrue on each day at a rate per annum equal to the Applicable Rate in effect on such day. All Facility Fees shall be computed on the basis of a year of 365 or 366 days, as the case may be, and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The Facility Fee due to each Lender shall commence to accrue on the date of this Agreement and shall cease to accrue on the date on which the Commitment of such Lender shall be terminated as provided herein.

(b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender, a participation fee with respect to its participations in Letters of Credit, which fee shall accrue at the Applicable Rate (an “LC Participation Fee”) on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the date of this Agreement to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank, a fronting fee for Letters of Credit issued by such Issuing Bank, which fee shall accrue at the rate of 0.20% per annum on the average daily amount of such Issuing Bank’s Issuing Bank Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements of such Issuing Bank) during the period from and including the date of this Agreement to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any Issuing Bank Exposure (with the calculation and payment of such fee to be determined by such Issuing Bank and the Borrower). LC Participation Fees and Letter of Credit fronting fees shall be payable quarterly in arrears on the first Business Day of January, April, July and October of each year and on the date on which the Commitments terminate as provided herein; provided, however, that all such fees accruing after the date on which the Commitments terminate shall be payable on demand. All LC Participation Fees and Letter of Credit fronting fees shall be computed on the basis of a year of 365 or 366 days, as the case may be, and shall be payable for the actual number of days elapsed (including the first day but excluding the last day) during the period in question.

(c) The Borrower agrees to pay to the Administrative Agent, for its own account, the fees separately agreed between the Administrative Agent and the Borrower.

(d) Once paid, none of the Fees shall be refundable under any circumstances.

Section 2.07 Interest on Loans.

(a) Subject to the provisions of Section 2.08, the Loans comprising each ABR Borrowing shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Rate.

(b) Subject to the provisions of Section 2.08, the Loans comprising each Eurodollar Borrowing shall bear interest at a rate per annum equal to the Eurodollar Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Interest on each Loan shall be payable on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement.

(d) Interest computed on the basis of the Alternate Base Rate (including interest payable on overdue amounts under Section 2.08) shall be computed on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days elapsed so long as the

Reference Rate is the applicable rate for calculation of the Alternate Base Rate, and on the basis of a year of 360 days for the actual number of days elapsed so long as the Federal Funds Effective Rate is the applicable rate for calculation of the Alternate Base Rate. Interest computed on the basis of the Eurodollar Rate (including interest payable on overdue amounts under Section 2.08) shall be computed on the basis of a year of 360 days for the actual number of days elapsed.

(e) The applicable Alternate Base Rate or Eurodollar Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.08 Default Interest. If the Borrower shall default in the payment of the principal of or interest on any Loan or any other amount becoming due under the Loan Documents, by acceleration or otherwise, the Borrower shall on demand from time to time pay interest, to the extent permitted by law, on such defaulted amount up to (but not including) the date of actual payment (after as well as before judgment) at a rate per annum equal to the Alternate Base Rate plus the Applicable Rate plus 2% (except that the interest rate applicable to an overdue amount of principal of a Eurodollar Borrowing that became due on a day other than on the last day of the Interest Period applicable thereto shall, for the period until the last day of such Interest Period, be equal to 2% above the rate that would otherwise be applicable thereto during such Interest Period).

Section 2.09 Alternate Rate of Interest. In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing the Administrative Agent shall have in good faith determined that dollar deposits in the principal amounts of the Loans comprising such Borrowing are not generally available in the London interbank market, or that the rates at which such dollar deposits are being offered will not adequately and fairly reflect the cost to the majority in interest of the Lenders of making or maintaining their Eurodollar Loans during such Interest Period, or that reasonable means do not exist for ascertaining the Eurodollar Rate, the Administrative Agent shall, as soon as practicable thereafter, give notice of such determination to the Borrower and the Lenders. In the event of any such determination, any request by the Borrower for a Eurodollar Borrowing pursuant to Section 2.03 shall, until the Administrative Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, be deemed to be a request for an ABR Borrowing. Each determination by the Administrative Agent hereunder shall be conclusive absent manifest error.

Section 2.10 Termination, Reduction and Increase in Commitments.

(a) The Commitments shall automatically terminate on the Expiration Date.

(b) Upon at least three Business Days’ prior irrevocable notice to the Administrative Agent, the Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, the unused portion of the Commitments; provided, however, that (i) each partial reduction of the Commitments shall be in the aggregate amount of $5,000,000 or a higher whole-integer multiple thereof, and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the sum of the Revolving Credit Exposures would exceed the total Commitments.

(c) At any time following the date of this Agreement and prior to the Expiration Date, the total Commitments may, at the option of the Borrower, be increased by an aggregate amount not in excess of $100,000,000, either by newly establishing or increasing Commitments of one or more persons that become Additional Commitment Lenders pursuant to this Section 2.10(c); provided that (i) each such Additional Commitment Lender shall be selected or approved by the Borrower and shall be reasonably acceptable to the Administrative Agent and the Issuing Banks, (ii) no Lender shall have an obligation to become such an Additional Commitment Lender, (iii) no Default or Event of Default shall exist immediately prior to or after the effective date of each such increase in the total Commitments, (iv) the representations and warranties set forth in Article III shall be true and correct in all material respects on and as of the effective date of each such increase in the total Commitments with the same effect as if made on and as of such date, except to the extent that such representations and warranties expressly relate to an earlier date, (v) each such newly established Commitment shall be in an amount equal to or greater than $5,000,000, (vi) each increase in the total Commitments pursuant to this Section 2.10(c) shall be in the aggregate amount of $10,000,000 or a whole-integer multiple of $5,000,000 in excess thereof, (vii) the aggregate amount of increases in the total Commitments pursuant to this Section 2.10(c) shall not exceed $100,000,000, and (viii) no such newly established Commitment or increase in a Commitment shall become effective unless and until (A) the Borrower, the Administrative Agent, the Issuing Banks and the relevant Additional Commitment Lender shall have executed and delivered an agreement substantially in the form of Exhibit D (a “Commitment Increase Supplement”) with respect thereto, (B) such Additional Commitment Lender, if not already a Lender, shall have delivered an Administrative Questionnaire to the Administrative Agent, and (C) if the obligations of the Borrower under this Agreement are then secured by the First Mortgage, the Administrative Agent shall have received a substitute First Mortgage Bond in an amount equal to the total Commitments after giving effect to the increase in the total Commitments, together with a supplemental indenture, a bond delivery agreement, mortgage title insurance, legal opinions and other certificates and documents with respect thereto comparable to those delivered pursuant to Section 4.02(a) with respect to the First Mortgage Bond issued under the First Mortgage and delivered to the Administrative Agent on the Closing Date, in each case in form and substance satisfactory to the Administrative Agent. Upon compliance with the provisions of this Section 2.10(c), each Additional Commitment Lender hereunder shall have the Commitment specified in its Commitment Increase Supplement and, if not already a Lender, shall constitute a “Lender” hereunder.

(d) On the effective date of each increase in the total Commitments pursuant to Section 2.10(c), each relevant Additional Commitment Lender shall purchase, as an assignment from each other Lender, the portion of such other Lender’s Loans, unreimbursed LC Disbursements and participations in Letters of Credit outstanding at such time such that, after giving effect to such assignments, the respective aggregate amount of Loans, unreimbursed LC Disbursements and participations in Letters of Credit of each Lender shall be equal to such Lender’s Pro Rata Share of the aggregate Loans, unreimbursed LC Disbursements and participations in Letters of Credit outstanding. The purchase price for the Loans, unreimbursed LC Disbursements and participations in Letters of Credit so assigned shall be the sum of (i) the principal amount of the Loans and unreimbursed LC Disbursements so assigned plus the amount of accrued and unpaid interest thereon as of the date of assignment and (ii) the amount of accrued and unpaid LC Participation Fees as of the date of assignment on the participations in Letters of Credit so assigned. Each such Additional Commitment Lender shall pay the aggregate purchase price payable by it to the Administrative Agent on the effective date of the corresponding increase in the total Commitments, and the Administrative Agent shall promptly forward to each other Lender the portion thereof payable to it. Upon payment of such purchase price, each other Lender shall be automatically deemed to have sold and made such an assignment to each such Additional Commitment Lender and shall, to the extent of the interest assigned, be released from its obligations under the Loan Documents, and each such Additional Commitment Lender shall be automatically deemed to have purchased and assumed such an assignment from each other Lender and, if not already a Lender hereunder, shall be a party hereto and, to the extent of the interest assigned, have the rights and obligations of a Lender under the Loan Documents.

Section 2.11 Prepayment. The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, upon at least three Business Days’ prior notice to the Administrative Agent, in the case of a prepayment of a Eurodollar Borrowing, and upon at least one Business Day’s prior notice, in the case of a prepayment of an ABR Borrowing; provided, however, that each partial prepayment shall be in the amount of $1,000,000 or a higher whole-integer multiple thereof. Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the Borrower to prepay such Borrowing by the amount stated therein on the date stated therein. All prepayments under this Section 2.11 shall be subject to Section 2.14 but otherwise without premium or penalty. All prepayments under this Section 2.11 shall be accompanied by accrued interest on the principal amount being prepaid to (but excluding) the date of payment.

Section 2.12 Reserve Requirements; Change in Circumstances.

(a) Notwithstanding any other provision herein, if after the date of this Agreement there is adopted any new law, rule or regulation or any change in applicable law or regulation or in the interpretation, promulgation, implementation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law) which shall impose, modify or deem applicable any reserve, special-deposit or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender or Issuing Bank (except any such reserve requirement which is reflected in the Eurodollar Rate) or shall impose on any Lender or Issuing Bank or on the London interbank market any other condition affecting this Agreement, any Eurodollar Loan or any Letter of Credit or participation therein, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan, to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder or under any Notes (whether of principal, interest or otherwise) by an amount deemed by such Lender or Issuing Bank to be material, then the Borrower will pay to such Lender or Issuing Bank upon demand such additional amount or amounts as will compensate such Lender or Issuing Bank for such additional costs incurred or reduction suffered.

(b) If any Lender or Issuing Bank shall have determined that the applicability of any law, rule, regulation, agreement or guideline adopted after the date hereof regarding capital adequacy, or any change in any of the foregoing or the adoption after the date hereof of any change in any law, rule, regulation, agreement or guideline existing on the date hereof or in the interpretation or administration of any of the foregoing by any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Lender or Issuing Bank (or any lending office thereof) or any Lender’s or Issuing Bank’s holding company with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, with respect to this Agreement, any Loan or any Letter of Credit or participation therein to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such applicability, adoption, change or compliance (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy) by an amount deemed by such Lender or Issuing Bank to be material, then from time to time the Borrower shall pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered. It is acknowledged that this Agreement is being entered into by the Lenders and the Issuing Banks on the understanding that the Lenders and the Issuing Banks will not be required to maintain capital against their obligations to make Loans or issue Letters of Credit or purchase participations therein under currently applicable laws, regulations and regulatory guidelines. In the event that any Lender or Issuing Bank shall be advised by any Governmental Authority, or shall otherwise determine on the basis of pronouncements of any Governmental Authority, that such understanding is incorrect, it is agreed that each such Lender or Issuing Bank will be entitled to make claims under this paragraph based upon market requirements prevailing on the date hereof for commitments under comparable credit facilities against which capital is required to be maintained.

(c) A certificate of a Lender or Issuing Bank setting forth in reasonable detail such amount or amounts as shall be necessary to compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company as specified in paragraph (a) or (b) above, as the case may be, and the manner in which such Lender or Issuing Bank has determined the same, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate delivered by it within 10 days after its receipt of the same.

(d) Failure on the part of any Lender or Issuing Bank to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to any period shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand compensation with respect to such period or any other period. The protection of this Section shall be available to each Lender and Issuing Bank regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition which shall have occurred or been imposed.

(e) For purposes of this Agreement, notwithstanding anything in this Agreement to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all rules, regulations, interpretations, agreements, guidelines, directives and requests in connection therewith are deemed to have been adopted, and to have gone into effect, after the date of this Agreement, regardless of the date on which the same were actually adopted or went into effect.

Section 2.13 Change in Legality.

(a) Notwithstanding any other provision herein, if any change in, or adoption of, any law or regulation or in the interpretation thereof by any Governmental Authority charged with the administration or interpretation thereof shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by notice to the Borrower and to the Administrative Agent, such Lender may:

(i) declare that Eurodollar Loans will not thereafter be made by such Lender hereunder, whereupon any request by the Borrower for a Eurodollar Borrowing shall, as to such Lender only, be deemed a request for an ABR Loan unless such declaration shall be subsequently withdrawn; and

(ii) require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in paragraph (b) below.

In the event any Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal which would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans.

(b) For purposes of this Section 2.13, a notice to the Borrower by any Lender shall be effective as to each Eurodollar Loan, if lawful, on the last day of the Interest Period currently applicable to such Eurodollar Loan.

Section 2.14 Indemnity. The Borrower shall indemnify each Lender against any loss or expense which such Lender may sustain or incur as a consequence of (a) any failure by the Borrower to fulfill on the date of any Eurodollar Borrowing hereunder the applicable conditions set forth in Article IV, (b) any failure by the Borrower to borrow any Eurodollar Loan hereunder after irrevocable notice of such borrowing has been given or deemed given pursuant to Section 2.03, (c) any payment or prepayment of a Eurodollar Loan required by any provision of this Agreement or otherwise made or deemed made on a date other than the last day of the Interest Period applicable thereto, (d) any assignment of a Eurodollar Loan pursuant to Section 2.19(b) made or deemed made on a date other than the last day of the Interest Period applicable thereto, or (e) any default in payment or prepayment of the principal amount of any Eurodollar Loan or any part thereof or interest accrued thereon, as and when due and payable (at the due date thereof, whether by scheduled maturity, acceleration, irrevocable notice of prepayment or otherwise) including, in each such case, any loss or reasonable expense sustained or incurred or to be sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain such Loan or any part thereof as a Eurodollar Loan. Such loss or reasonable expense shall include an amount equal to the excess, if any, as reasonably determined by such Lender, of (i) its cost of obtaining the funds for the Eurodollar Loan being paid, prepaid, assigned or not borrowed (assumed to be the Eurodollar Rate applicable thereto) for the period from the date of such payment, prepayment, assignment or failure to borrow to the last day of the Interest Period for such Loan (or, in the case of a failure to borrow, the Interest Period for such Eurodollar Loan which would have commenced on the date of such failure) over (ii) the amount of interest (as reasonably determined by such Lender) that would be realized by such Lender in reemploying the funds so paid, prepaid, assigned or not borrowed for such period or Interest Period, as the case may be. A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section, and the manner in which such Lender has determined the same, shall be delivered to the Borrower and shall be conclusive absent manifest error.

Section 2.15 Pro Rata Treatment. Except as required under Sections 2.12, 2.14 and 2.18, each Borrowing, each payment or prepayment of principal of any Borrowing or LC Disbursement, each payment of interest on the Loans or LC Disbursements, each payment of the Fees, and each reduction of the Commitments shall be allocated among the Lenders in accordance with their respective Pro Rata Shares. Each Lender agrees that, in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s Pro Rata Share of such Borrowing to the next higher or lower whole-dollar amount.

Section 2.16 Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Borrower, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of its Loans or participations in LC Disbursements as a result of which the unpaid principal portion of its Loans or participations in LC Disbursements shall be proportionately less than the unpaid principal portion of the Loans or participations in LC Disbursements of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans or participations in LC Disbursements of such other Lender (“Sharing Participations”), so that (a) the aggregate unpaid principal amount of the Loans, participations in LC Disbursements and Sharing Participations held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Loans and LC Disbursements then outstanding as (b) the principal amount of its Loans, participations in LC Disbursements and Sharing Participations prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Loans and LC Disbursements outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that, if any such purchase or purchases or adjustments shall be made pursuant to this Section and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. The Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in a Loan or in a participation in an LC Disbursement deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender by reason thereof as fully as if such Lender had made a Loan directly to the Borrower or had acquired a participation in an LC Disbursement directly from the applicable Issuing Bank, as the case may be, in the amount of such participation.

Section 2.17 Payments.

(a) The Borrower shall make each payment (including for principal of or interest on any Borrowing, reimbursements of LC Disbursements, Fees and other amounts) hereunder and under any other Loan Document not later than 9:00 a.m., Pacific time, on the date when due in dollars to the Administrative Agent at its offices at 445 South Figueroa Street, Los Angeles, California 90071, in immediately available funds.

(b) Whenever any payment (including for principal of or interest on any Borrowing, reimbursements of LC Disbursements, Fees and other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.

Section 2.18 Taxes.

(a) Any and all payments by the Borrower hereunder and under any other Loan Document shall be made, in accordance with Section 2.17, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on the net income of the Administrative Agent, any Lender or any Issuing Bank (or any transferee or assignee thereof, including a participation holder (any such entity being called a “Transferee”)) and franchise taxes imposed on the Administrative Agent, any Lender or any Issuing Bank (or any Transferee) by the United States or any jurisdiction under the laws of which the Administrative Agent or any such Lender or Issuing Bank (or Transferee) or the applicable lending office, is organized or any political subdivision thereof (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable under any Loan Document to any Lender or Issuing Bank (or Transferee) or the Administrative Agent, (i) the sum payable shall be increased by the amount necessary so that after making all required deductions of Taxes (including deductions applicable to additional sums payable under this Section 2.18) such Lender or Issuing Bank (or Transferee) or the Administrative Agent (as the case may be) shall receive an amount equal to the sum it would have received had no such deductions of Taxes been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxing authority or other Governmental Authority in accordance with applicable law; provided, however, that no Transferee of any Lender shall be entitled to receive any greater payment under this paragraph

(a) than such Lender would have been entitled to receive with respect to the rights assigned, participated or other wise transferred except to the extent that such greater payment arises from circumstances not in existence at the time such assignment, participation or transfer shall have been made.

(b) In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document (hereinafter referred to as “Other Taxes”).

(c) The Borrower will indemnify each Lender (or Transferee), each Issuing Bank (or Transferee) and the Administrative Agent for the full amount of any Taxes and Other Taxes paid by such Lender or Issuing Bank (or Transferee) or the Administrative Agent, as the case may be, and any liability (including penalties, interest and reasonable expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted by the relevant taxing authority or other Governmental Authority. Such indemnification shall be made within 30 days after the date any Lender or Issuing Bank (or Transferee) or the Administrative Agent, as the case may be, makes written demand therefor. If a Lender or Issuing Bank (or Transferee) or the Administrative Agent shall become aware that it is entitled to receive a refund in respect of Taxes or Other Taxes as to which it has been indemnified by the Borrower pursuant to this Section 2.18, it shall promptly notify the Borrower of the availability of such refund and shall, within 30 days after receipt of a request by the Borrower, apply for such refund at the Borrower’s expense.

(d) If any Lender or Issuing Bank (or Transferee) or the Administrative Agent receives a refund in respect of any Taxes or Other Taxes as to which it has been indemnified by the Borrower pursuant to this Section 2.18, it shall promptly notify the Borrower of such refund and shall repay such refund to the Borrower (to the extent of amounts that have been paid by the Borrower under this Section 2.18 with respect to such refund) within 30 days (or promptly upon receipt, if the Borrower has requested application for such refund pursuant hereto), net of all reasonable out-of-pocket expenses of such Lender or Issuing Bank (or Transferee) and without interest (other than interest included in such refund); provided that the Borrower, upon the request of such Lender or Issuing Bank (or Transferee) or the Administrative Agent, agrees to return such refund (plus penalties, interest or other charges) to such Lender or Issuing Bank (or Transferee) or the Administrative Agent in the event such Lender or Issuing Bank (or Transferee) or the Administrative Agent is required to repay such refund. Nothing contained in this paragraph (d) shall require any Lender or Issuing Bank (or Transferee) or the Administrative Agent to make available any of its tax returns (or any other information relating to its taxes which it deems to be confidential); provided that Borrower, at its expense, shall have the right to receive an opinion from a firm of independent public accountants of recognized national standing acceptable to the Borrower that the amount due hereunder is correctly calculated.

(e) Within 30 days after the date of any payment of Taxes or Other Taxes withheld by the Borrower in respect of any payment to any Lender or Issuing Bank (or Transferee) or the Administrative Agent, the Borrower will furnish to the Administrative Agent, at its address referred to in Section 10.01, the original or a certified copy of a receipt received by the Borrower evidencing payment thereof.

(f) Without prejudice to the survival of any other agreement contained herein, the agreements and obligations contained in this Section 2.18 shall survive the payment in full of the principal of and interest on all Loans made hereunder.

(g) On or prior to the execution of this Agreement and on or before the transfer to a Transferee, the Administrative Agent shall notify the Borrower of each Lender’s or Issuing Bank’s (or Transferee’s) address. On or prior to each Lender’s or Issuing Bank’s (or Transferee’s) first Interest Payment Date, and from time to time as required by law, each Lender or Issuing Bank (or Transferee) that is not a United States person within the meaning of Section 7701(a)(30) of the Code (a “Non-U.S. Person”) shall, if legally able to do so, deliver to the Borrower and the Administrative Agent (i) one duly completed and executed copy of United States Internal Revenue Service Form W-8BEN or W-8ECI, (ii) if claiming exemption from United States Federal withholding tax pursuant to Section 871(h) or 881(c) of the Code, one duly completed and executed copy of a United States Internal Revenue Service Form W-8BEN and a certificate representing that such Non-U.S. Person is not a bank for purposes of Section 881(c) of the Code, is not a 10 percent shareholder (within the meaning of Section 871(h)(3)(b) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code) or (iii) any successor applicable form of any thereof, establishing in each case that such Lender or Issuing Bank (or Transferee) is entitled to receive payments under the Loan Documents payable to it without deduction or withholding of any United States Federal income taxes, or is subject to a reduced rate thereof. Unless the Borrower and the Administrative Agent have received forms or other documents satisfactory to them indicating that such payments under the Loan Documents are not subject to United States Federal withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Borrower shall withhold taxes from such payments at the applicable statutory rate.

(h) The Borrower shall not be required to pay any additional amounts to any Lender or Issuing Bank (or Transferee) in respect of United States Federal withholding tax pursuant to paragraph (a) above if the obligation to pay such additional amounts would not have arisen but for a failure by such Lender or Issuing Bank (or Transferee) to comply with the provisions of paragraph (g) above; provided, however, that the Borrower shall be required to pay those amounts to any Lender or Issuing Bank (or Transferee) that it was required to pay hereunder prior to the failure of such Lender or Issuing Bank (or Transferee) to comply with the provisions of such paragraph (g).

Section 2.19 Termination or Assignment of Commitments under Certain Circumstances.

(a) Any Lender or Issuing Bank (or Transferee) claiming any additional amounts payable pursuant to Section 2.12 or 2.18 or exercising its rights under Section 2.13 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document requested by the Borrower or to change the jurisdiction of its applicable lending office if the making of such a filing or change would avoid the need for or reduce the amount of any such additional amounts which may thereafter accrue or avoid the circumstances giving rise to such exercise and would not, in the sole determination of such Lender or Issuing Bank (or Transferee), be otherwise disadvantageous to such Lender or Issuing Bank (or Transferee).

(b) In the event that any Lender shall have delivered a notice or certificate pursuant to Section 2.13, or the Borrower shall be required to make additional payments under Section 2.12 or 2.18 to any Lender or Issuing Bank (or Transferee) or to the Administrative Agent with respect to any Lender or Issuing Bank (or Transferee), the Borrower shall have the right, at its own expense, upon notice to such Lender or Issuing Bank (or Transferee) and the Administrative Agent (and, if a Commitment is being terminated or assigned, the Issuing Banks), (i) to terminate the Commitment of such Lender or Issuing Bank (or Transferee) or (ii) to require such Lender or Issuing Bank (or Transferee) to transfer and assign without recourse (in accordance with and subject to the restrictions contained in Section 10.04) all its interests, rights and obligations under the Loan Documents to another financial institution which shall assume such obligations; provided that (A) no such termination or assignment shall conflict with any law, rule or regulation or order of any Governmental Authority and (B) the Borrower or the assignee, as the case may be, shall pay to the affected Lender or Issuing Bank (or Transferee) in immediately available funds on the date of such termination or assignment the principal of and interest accrued to the date of payment on the Loans made by it hereunder and all other amounts accrued for its account and owed to it under the Loan Documents and, in the case of a termination or assignment by an Issuing Bank, shall cause all Letters of Credit issued by such Issuing Bank to be surrendered for cancellation on or prior to the date of such termination or assignment.

Section 2.20 Extension of Expiration Date.

(a) If no Event of Default has occurred and is continuing, the Borrower may request, by simultaneous notice to the Administrative Agent and each Lender given no later than 60 days before the Expiration Date applicable on the date of such notice (the “Current Expiration Date”), that the Lenders extend their respective Commitments for an additional period of one year or two years (the “Requested Extension Period”). If a Lender agrees, in its sole and absolute discretion, to so extend its Commitment, it will give notice to the Administrative Agent of its decision to do so within 30 days after the Borrower’s delivery of notice to the Administrative Agent and the Lenders requesting extension of the Current Expiration Date. Promptly after expiration of such 30-day period, the Administrative Agent will notify the Borrower and each Lender as to the Lenders (each an “Extending Lender”) from which it has received such a notice agreeing to so extend. Any failure by a Lender to so notify the Administrative Agent shall be deemed to be a decision by such Lender not to so extend its Commitment.

(b) If all Lenders elect to so extend their respective Commitments, and provided that the additional conditions specified in Section 4.03 shall have been satisfied, then on the Current Expiration Date the Expiration Date shall automatically be extended by a period equal to the Requested Extension Period.

(c) If, at the time the Administrative Agent gives the notice contemplated by Section 2.20(a) to the Borrower and the Lenders, the Commitments of the Extending Lenders aggregate at least 66-2/3%, but less than 100%, of the Commitments of all of the Lenders at such time (the “Existing Commitments”), then, notwithstanding anything in Section 10.08(b) to the contrary, (i) as to each Extending Lender, on the Current Expiration Date the Expiration Date shall automatically be extended by a period equal to the Requested Extension Period, provided that the additional conditions specified in Section 4.03 shall have been satisfied, (ii) the Expiration Date shall remain unchanged as to each Lender that is not an Extending Lender (each a “Terminating Lender”), (iii) each Terminating Lender’s Commitment shall terminate on the Current Expiration Date, and (iv) on the Current Expiration Date the Borrower shall (A) pay the outstanding Loans owed to each Terminating Lender and all other amounts owed to each Terminating Lender and (B) deposit into an account with the Administrative Agent an amount in cash equal to the aggregate LC Exposure of the Terminating Lenders plus any accrued and unpaid interest thereon, to be held and applied as provided in Section 2.05(i). If, at the time the Administrative Agent gives the notice contemplated by Section 2.20(a) to the Borrower and the Lenders, the Commitments of the Extending Lenders aggregate less than 66-2/3% of the Existing Commitments, then none of the Commitments (including the Commitment of any Extending Lender) shall be extended, and the Expiration Date shall remain unchanged.

(d) The Borrower may undertake the process contemplated by this Section 2.20 only once for a Requested Extension Period of two years or up to twice for Requested Extension Periods of one year each.

(e) If, at any time that the Administrative Agent gives a notice contemplated by Section 2.20(a) to the Borrower and the Lenders, the Commitments of the Extending Lenders aggregate at least 66 2/3% but less than 100% of the then Existing Commitments, the Borrower shall have the right to replace the Commitments of the Terminating Lenders by either newly establishing or increasing Commitments of one or more persons that become Additional Commitment Lenders pursuant to this Section 2.20(e); provided that (i) each such Additional Commitment Lender shall be selected or approved by the Borrower and shall be reasonably acceptable to the Administrative Agent and the Issuing Banks, (ii) no Extending Lender shall have an obligation to become such an Additional Commitment Lender, (iii) the additional conditions specified in Section 4.03 shall have been satisfied, (iv) each such newly established Commitment shall be in an amount equal to or greater than $5,000,000, (v) the aggregate of such newly established Commitments and increases in Commitments shall not exceed the aggregate Commitments of the Terminating Lenders, and (vi) no such newly established Commitment or increase in a Commitment shall become effective unless and until (A) the Borrower, the Administrative Agent, the Issuing Banks and the relevant Additional Commitment Lender shall have executed and delivered an agreement substantially in the form of Exhibit E (a “Commitment Extension Supplement”) with respect thereto, in each case in form and substance satisfactory to the Administrative Agent, and (B) such Additional Commitment Lender, if not already a Lender, shall have delivered an Administrative Questionnaire to the Administrative Agent. Upon compliance with the provisions of this Section 2.20(e), each Additional Commitment Lender hereunder shall have the Commitment specified in its Commitment Extension Supplement and, if not already a Lender, shall constitute a “Lender” hereunder.

(f) On the effective date of each replacement of all or a portion of one or more Commitments of Terminating Lenders pursuant to Section 2.20(e), each relevant Additional Commitment Lender shall purchase, as an assignment from each other Lender, the portion of such other Lender’s Loans, unreimbursed LC Disbursements and participations in

Letters of Credit outstanding at such time such that, after giving effect to such assignments, the respective aggregate amount of Loans, unreimbursed LC Disbursements and participations in Letters of Credit of each Lender shall be equal to such Lender’s Pro Rata Share of the aggregate Loans, unreimbursed LC Disbursements and participations in Letters of Credit outstanding. The purchase price for the Loans, unreimbursed LC Disbursements and participations in Letters of Credit so assigned shall be the sum of (i) the principal amount of the Loans and unreimbursed LC Disbursements so assigned plus the amount of accrued and unpaid interest thereon as of the date of assignment and (ii) the amount of accrued and unpaid LC Participation Fees as of the date of assignment on the participations in Letters of Credit so assigned. Each such Additional Commitment Lender shall pay the aggregate purchase price payable by it to the Administrative Agent on the effective date of the corresponding replacement of all or a portion of one or more Commitments of Terminating Lenders, and the Administrative Agent shall promptly forward to each other Lender the portion thereof payable to it. Upon payment of such purchase price, each other Lender shall be automatically deemed to have sold and made such an assignment to each such Additional Commitment Lender and shall, to the extent of the interest assigned, be released from its obligations under the Loan Documents, and each such Additional Commitment Lender shall be automatically deemed to have purchased and assumed such an assignment from each other Lender and, if not already a Lender hereunder, shall be a party hereto and, to the extent of the interest assigned, have the rights and obligations of a Lender under the Loan Documents.

Section 2.21 Defaulting Lenders.

(a) If any Letters of Credit are outstanding at the time a Lender becomes a Defaulting Lender, and the Commitments have not been terminated in accordance with Article VII, then:

(i) so long as no Default or Event of Default has occurred and is continuing, all or any part of the LC Exposure of such Defaulting Lender shall be reallocated among the Lenders that are not Defaulting Lenders (“non-Defaulting Lenders”) in accordance with their respective Pro Rata Shares (disregarding any Defaulting Lender’s Commitment), but only to the extent that the sum of (A) the aggregate principal amount of all Loans made by such non-Defaulting Lenders and outstanding at such time, plus (B) the aggregate amount of such non-Defaulting Lenders’ LC Exposures (before giving effect to the reallocation contemplated herein), plus (C) such Defaulting Lender’s LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments, and in no event shall the sum of the aggregate principal amount of all Loans made by a non-Defaulting Lender plus its LC Exposure after giving effect to the reallocation described in this clause (i) exceed such non-Defaulting Lender’s Commitment;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall, within one Business Day following notice by any Issuing Bank, cash-collateralize such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) by providing cash collateral to such Issuing Bank in accordance with Section 2.05(i); provided, however, that, so long as no Default or Event of Default has occurred and is continuing, such cash collateral shall be released promptly upon the earliest of (A) the full reallocation of the LC Exposure among non-Defaulting Lenders in accordance with clause (i) above, (B) the termination of the Defaulting Lender status of the applicable Lender and (C) such Issuing Bank’s good-faith determination that there exists excess cash collateral (in which case, the amount equal to such excess cash collateral shall be released);

(iii) if and to the extent that the LC Exposures of the non-Defaulting Lenders are reallocated pursuant to this Section 2.21(a), then the LC Participation Fees payable to the Lenders pursuant to Section 2.06(b) shall be adjusted in accordance with such non-Defaulting Lenders’ reallocated percentage of the total LC Exposure; or

(iv) if and to the extent that any Defaulting Lender’s LC Exposure is neither reallocated nor cash-collateralized pursuant to this Section 2.21(a), then, without prejudice to any other rights or remedies of any Issuing Bank or any Lender hereunder, all LC Participation Fees payable under Section 2.06(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the applicable Issuing Bank until such Defaulting Lender’s LC Exposure is fully reallocated and/or cash-collateralized.

(b) So long as any Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, renew, extend or otherwise amend any Letter of Credit unless it is satisfied that (i) its exposure in respect of all outstanding Letters of Credit is fully covered by the Commitments of non-Defaulting Lenders and/or cash collateral provided by the Borrower in accordance with Section 2.21(a), and (ii) participating interests in any such newly issued or increased Letter of Credit will be allocated among non-Defaulting Lenders and/or cash-collateralized in a manner consistent with Section 2.21(a) (and Defaulting Lenders shall not participate therein).

(c) No Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.21, the performance by the Borrower of its obligations under this Agreement shall not be excused or otherwise modified, as a result of the operation of this Section 2.21. The rights and remedies against a Defaulting Lender under this Section 2.21 are in addition to any other rights and remedies that the Borrower, the Administrative Agent, any Issuing Bank or any Lender might have against such Defaulting Lender. The failure of any Lender to perform its obligations under this Agreement shall not excuse or relieve any other Lender or any Issuing Bank of its obligations under this Agreement, and no Lender or Issuing Bank shall be responsible for the default of any other Lender or Issuing Bank except to the extent expressly provided herein.

(d) If the Borrower, the Administrative Agent and each Issuing Bank agree in writing, in their reasonable determination, that a Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the other parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to cash collateral), that Lender will purchase such portion of outstanding Loans of the other Lenders and/or participations of the other Lenders in outstanding Letters of Credit, and take such other actions, as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Shares (without giving effect to Section 2.21(a)), whereupon such Lender will cease to be a Defaulting Lender; provided, however, that (i) no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a

Defaulting Lender, and (ii) except to the extent expressly agreed otherwise by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

(e) Notwithstanding anything to the contrary contained in this Agreement, any payment of principal, interest, Facility Fees (with respect to the used portion of a Defaulting Lender’s Commitment), LC Participation Fees or other amounts received by the Administrative Agent for the account of any Defaulting Lender under this Agreement (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Banks hereunder; third, if so determined by the Administrative Agent or requested by any Issuing Bank, to be held as cash collateral for future funding obligations of such Defaulting Lender in respect of any participation in any Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held as cash collateral and released in order to satisfy obligations of such Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amount owing to any Lender or Issuing Bank as a result of any judgment of a court of competent jurisdiction obtained by such Lender or Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, however, that if (i) any such payment is a payment of the principal amount of any Loan in respect of which such Defaulting Lender has not fully funded its appropriate share, and (ii) such Loan was made or the related Letter of Credit was issued at a time when the applicable conditions set forth in Article IV were satisfied or waived, then such payment shall be applied solely to repay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the repayment of any Loan or portion thereof of such Defaulting Lender; and further provided, however, that any amounts held as cash collateral for funding obligations of a Defaulting Lender shall be returned to such Defaulting Lender upon the termination of this Agreement and the satisfaction of such Defaulting Lender’s obligations hereunder. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.21 shall be deemed to have been paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents thereto.

(f) Upon any Lender becoming a Defaulting Lender, the Borrower may remove and replace such Lender in accordance with Section 9.08.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to each of the Lenders and Issuing Banks that:

Section 3.01 Organization; Powers. Each of the Borrower and the Significant Subsidiaries (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (c) is qualified to do business in every jurisdiction where such qualification is required, except where the failure so to qualify would not result in a Material Adverse Effect, and (d) in the case of the Borrower, has the corporate power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and to borrow hereunder.

Section 3.02 Authorization. The execution, delivery and performance by the Borrower of each of the Loan Documents, and the Borrowings and procurement of Letters of Credit hereunder (collectively, the “Transactions”), (a) have been duly authorized by all requisite corporate and, if required, stockholder action and (b) will not (i) violate (A) any provision of law, statute, rule or regulation the violation of which could reasonably be expected to impair the validity and enforceability of this Agreement or any other Loan Document or materially impair the rights of or benefits available to the Lenders or the Issuing Banks under the Loan Documents, or of the certificate or articles of incorporation or other constitutive documents or bylaws of the Borrower or any Significant Subsidiary, (B) any order of any Governmental Authority the violation of which could reasonably be expected to impair the validity or enforceability of this Agreement or any other Loan Document, or materially impair the rights of or benefits available to the Lenders or the Issuing Banks under the Loan Documents, or (C) any provision of any indenture or other material agreement or instrument evidencing or relating to borrowed money to which the Borrower or any Significant Subsidiary is a party or by which any of them or any of their property is or may be bound in a manner which could reasonably be expected to impair the validity and enforceability of this Agreement or any other Loan Document or materially impair the rights of or benefits available to the Lenders or the Issuing Banks under the Loan Documents, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under any such indenture, agreement or other instrument in a manner which could reasonably be expected to impair the validity and enforceability of this Agreement or any other Loan Document or materially impair the rights of or benefits available to the Lenders or the Issuing Banks under the Loan Documents or (iii) result in the creation or imposition under any such indenture, agreement or other instrument of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Borrower.

Section 3.03 Enforceability. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document when executed and delivered by the Borrower will constitute, a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms.

Section 3.04 Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions, except such as have been made or obtained and are in full force and effect.

Section 3.05 Financial Statements. The Borrower has heretofore furnished to the Lenders and the Issuing Banks its (a) consolidated balance sheets and statements of income and statements of cash flow as of and for the fiscal year ended December 31, 2009, audited by and accompanied by the opinion of Deloitte & Touche LLP, independent public accountants, and (b) unaudited consolidated balance sheets and statements of income and statements of cash flow as of and for the fiscal quarter ended September 30, 2010, certified by a Financial Officer of the Borrower. All such financial statements present fairly the financial condition and results of operations of the Borrower and its consolidated Subsidiaries as of such dates and for such periods. Such balance sheets and the notes thereto, together with the Borrower’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, reflect all liabilities, direct or contingent, of the Borrower and its consolidated Subsidiaries as of the dates thereof which are material on a consolidated basis. Such financial statements were prepared in accordance with GAAP applied (except as noted therein) on a consistent basis.

Section 3.06 No Material Adverse Change. Except as disclosed in the Borrower’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and in any document filed after December 31, 2009, but prior to the date of this Agreement, pursuant to Section 13(a), 14 or 15(d) of the Securities Exchange Act of 1934, there has been no change in the business, assets, operations or financial condition of the Borrower and the Subsidiaries, taken as a whole, since December 31, 2009, which could reasonably be expected to have a Material Adverse Effect. For the avoidance of doubt, the representation set forth in this Section 3.06 is and will be made solely at and as of the Closing Date, at and as of the effective date of any increase in the Commitments pursuant to Section 2.10(c) and at and as of the effective date of any extension of the Expiration Date pursuant to Section 2.20.

Section 3.07 Litigation; Compliance with Laws.

(a) Except as set forth in the Annual Report of the Borrower on Form 10-K for the year ended December 31, 2009, or in any document filed after December 31, 2009, but prior to the date of this Agreement pursuant to Section 13(a), 14 or 15(d) of the Securities Exchange Act of 1934, there are not any actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary or any business, property or rights of any such person (i) which involve any Loan Document or the Transactions or (ii) which could reasonably be anticipated, individually or in the aggregate, to result in a Material Adverse Effect.

(b) Neither the Borrower nor any of the Subsidiaries is in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default would be reasonably likely to result in a Material Adverse Effect.

Section 3.08 Federal Reserve Regulations.

(a) Neither the Borrower nor any of the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b) No part of the proceeds of any Loan or Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, or (ii) for any purpose which entails a violation of, or which is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or X.

Section 3.09 Investment Company Act. The Borrower is not an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

Section 3.10 No Material Misstatements. No information, report, financial statement, exhibit or schedule furnished by or on behalf of the Borrower to the Administrative Agent, any Lender or any Issuing Bank in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto contained, contains or will contain any material misstatement of fact or, when considered together with all reports theretofore filed with the Securities and Exchange Commission, omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading.

Section 3.11 Employee Benefit Plans. Each of the Borrower and its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the regulations and published interpretations thereunder. No Reportable Event has occurred as to which the Borrower or any ERISA Affiliate was required to file a report with the PBGC. The value of the assets of each Plan is at least 80% of the “funding target” (as defined in Code Section 430(d)(1)) of such Plan as of the last annual valuation date applicable thereto.

Section 3.12 Environmental and Safety Matters. Each of the Borrower and the Subsidiaries has complied with all Federal, state, local and other statutes, ordinances, orders, judgments, rulings and regulations relating to environmental pollution or to environmental or nuclear regulation or control or to employee health or safety, except where noncompliance would not be reasonably likely to result in a Material Adverse Effect. Neither the Borrower nor any Subsidiary has received notice of any failure so to comply, except where noncompliance would not be reasonably likely to result in a Material Adverse Effect. The Borrower’s and the Subsidiaries’ plants do not manage any hazardous wastes, hazardous substances, hazardous materials, toxic substances, toxic pollutants or substances similarly denominated, as those terms or similar terms are used in the Resource Conservation and Recovery Act, the Comprehensive Environmental Response Compensation and Liability Act, the Hazardous Materials Transportation Act, the Toxic Substance Control Act, the Clean Air Act, the Clean Water Act or any other applicable law relating to environmental pollution or employee health and safety, or any nuclear fuel or other radioactive materials, in all cases in violation of any law or any regulations promulgated pursuant thereto, where such violation would be reasonably likely to result in a Material Adverse Effect. The Borrower is aware of no events, conditions or circumstances involving environmental pollution or contamination or employee health or safety that could reasonably be expected to result in a Material Adverse Effect. The representations and warranties set forth in this Section 3.12 are, however, subject to any matters, circumstances or events set forth in the Borrower’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and in any document filed after December 31, 2009, but prior to the date of this Agreement pursuant to Section 13(a), 14 or 15(d) of the Securities Exchange Act of 1934; provided, however, that the inclusion of such matters, circumstances or events as exceptions (or any other exceptions contained in the representations and warranties which refer to the Borrower’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 or in any document filed after December 31, 2009, but prior to the date of this Agreement pursuant to Section 13(a), 14 or 15(d) of the Securities Exchange Act of 1934) shall not be construed to mean that the Borrower has concluded that any such matter, circumstance or effect is likely to result in a Material Adverse Effect.

Section 3.13 Significant Subsidiaries. Schedule 3.13 sets forth as of the date hereof a list of all Significant Subsidiaries of the Borrower and the percentage ownership interest of the Borrower therein.

ARTICLE IV

CONDITIONS TO BORROWINGS, LETTERS OF CREDIT AND EXTENSIONS

Section 4.01 All Borrowings and Letters of Credit. The obligations of the Lenders to make Loans on the date of each Borrowing (including the first Borrowing under this Agreement and each Borrowing in which Loans are refinanced with new Loans as contemplated by Section 2.02(e) or LC Disbursements are refinanced with Loans as contemplated by Section 2.05(e)), and the obligations of the Issuing Banks to issue, renew, extend or otherwise amend Letters of Credit (including the first issuance of a Letter of Credit under this Agreement (including pursuant to Section 2.05(l)), are subject to the satisfaction of the following conditions:

(a) The Administrative Agent shall have received (i) in the case of a Borrowing, a notice of such Borrowing as required by Section 2.03 and (ii) in the case of the issuance, renewal, extension or other amendment of a Letter of Credit, a notice requesting the same and any letter of credit application as required by Section 2.05; provided, however, that no such notice shall be required in respect of a Letter of Credit deemed to be issued pursuant to Section 2.05(l).

(b) The representations and warranties set forth in Article III hereof (excluding (i) in the case of each Borrowing (including each Borrowing in which Loans or LC Disbursements are refinanced with new Loans) after the Closing Date and each issuance, renewal, extension or other amendment of a Letter of Credit after the Closing Date, the representation set forth in Section 3.06 and (ii) in the case of each refinancing of Loans or LC Disbursements and each issuance, renewal, extension or other amendment of a Letter of Credit, in each case if the same does not increase the Revolving Credit Exposure of any Lender, the representations set forth in Section 3.07) shall be true and correct in all material respects on and as of the date of such Borrowing or the date of such issuance, renewal, extension or other amendment of a Letter of Credit, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

(c) The Borrower shall be in compliance with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and no Event of Default or Default shall have occurred and be continuing at the time of and immediately after such Borrowing or such issuance, renewal, extension or other amendment of a Letter of Credit.

Each Borrowing and each issuance, renewal, extension or other amendment of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (b) and (c) of this Section 4.01.

Section 4.02 First Borrowing or Letter of Credit. The obligations of the Lenders to make Loans on the date of the first Borrowing under this Agreement, and the obligation of each Issuing Bank to issue its first Letter of Credit under this Agreement (including pursuant to Section 2.05(l)), are subject to the satisfaction of the following conditions:

(a) The Administrative Agent shall have received each of the following, in form and substance satisfactory to it:

(i) Opinions of Davis Wright Tremaine LLP, counsel to the Borrower, Hawley Troxell Ennis & Hawley LLP, Idaho counsel to the Borrower, and Crowley Fleck PLLP, Montana counsel to the Borrower (or such other firm or firms approved by the Administrative Agent), each dated the date of this Agreement and addressed to the Administrative Agent, the Lenders and the Issuing Banks (or, in the case of the latter two opinions, addressed to Davis Wright Tremaine LLP), with respect to such matters relating to the Borrower and the Loan Documents as the Administrative Agent or any Lender or Issuing Bank may reasonably request. The Borrower hereby instructs such counsel to deliver such opinion to the Administrative Agent.

(ii) Evidence satisfactory to the Administrative Agent and set forth on Schedule 4.02(a)(ii) that the Borrower shall have obtained all consents and approvals of, and shall have made all filings and registrations with, any Governmental Authority required in order to consummate the Transactions, in each case without the imposition of any condition which, in the judgment of the Lenders or the Issuing Banks, could adversely affect their rights or interests under the Loan Documents.

(iii) A copy of the certificate or articles of incorporation of the Borrower (as most recently amended and restated), including all amendments thereto, certified as of a recent date by the Secretary of State of the State of Washington, and a certificate as to the good standing of the Borrower as of a recent date, from such Secretary of State.

(iv) A certificate of the Secretary or Assistant Secretary of the Borrower dated the date of this Agreement and certifying (A) that attached thereto is a true and complete copy of the restated articles of incorporation and the bylaws of the Borrower as in effect on the date of this Agreement and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors of the Borrower authorizing the execution, delivery and performance of the Loan Documents and borrowings and procurement of Letters of Credit hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation of the Borrower have not been amended since the date of the last amendment thereto shown on the certification with respect thereto furnished pursuant to clause (iii) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection therewith on behalf of the Borrower.

(v) A certificate of another officer of the Borrower as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (iv) above.

(vi) A certificate, dated the date of this Agreement and signed by a Financial Officer of the Borrower, confirming compliance with the conditions precedent set forth in paragraphs (b) and (c) of Section 4.01.

(vii) This Agreement, the Supplemental Indenture, the Bond Delivery Agreement, the First Mortgage Bond and any Notes requested by the Lenders for issuance on the date of this Agreement, duly executed and delivered by all parties thereto, together with a copy of the bond application (including all attachments thereto) relating to the First Mortgage Bond.

(viii) A copy of the First Mortgage, certified by a Financial Officer of the Borrower.

(ix) A copy of title insurance policy No. NSL 31426-SEA issued by First American Title Insurance Company, together with copies of all endorsements thereto (including an endorsement extending the coverage of such policy to the Supplemental Indenture and the First Mortgage Bond), naming the trustee under the First Mortgage as the insured, insuring the Borrower’s title to the real property subject to the Lien of the First Mortgage, and the validity and first priority of the Lien of the First Mortgage (subject to Liens permitted to exist by the terms of the First Mortgage), in an amount not less than $785,000,000, certified by a Financial Officer of the Borrower.

(x) A letter agreement between the Borrower and Union Bank concerning the fees payable pursuant to Section 2.06(c), duly executed and delivered by the Borrower.

(xi) Letter agreements between the Borrower and each Issuing Bank concerning such Issuing Bank’s maximum Issuing Bank Exposure, duly executed and delivered by all parties thereto.

(xii) A Funds Transfer Agreement between Union Bank and the Borrower (including a related Funds Transfer Authorization and Master Repetitive Wire Instruction referring to said Agreement), substantially in Union Bank’s usual form, duly executed and delivered by the Borrower.

(xiii) Such other documents as the Administrative Agent, any Lender, any Issuing Bank or legal counsel to any of the foregoing may reasonably request.

(b) All fees payable by the Borrower to the Administrative Agent, the “Co-Lead Arrangers” identified on the cover page of this Agreement, the Issuing Banks, the Lenders or any of their respective Affiliates on or prior to the date of this Agreement with respect to this Agreement, and all amounts payable by the Borrower pursuant to Section 10.05 for which invoices have been delivered to the Borrower on or prior to such date, shall have been paid in full or arrangements satisfactory to the Administrative Agent shall have been made to cause them to be paid in full concurrently with the disbursement of the proceeds of any Borrowing to be made on such date.

(c) All legal matters incident to the Loan Documents and the transactions contemplated thereby shall be reasonably satisfactory to the Administrative Agent, the Lenders and their respective legal counsel.

(d) The commitments of the lenders under the 2004 Credit Agreement and the lenders under the 2009 Credit Agreement shall have been terminated, and the obligations of the Borrower under the 2004 Credit Agreement and under the 2009 Credit Agreement shall have been paid in full.

Section 4.03 Extensions. Each extension of the Expiration Date pursuant to Section 2.20 is subject to the satisfaction of the following additional conditions on the effective date of such extension:

(a) No Loans shall be outstanding on the date of such extension.

(b) The representations and warranties set forth in Article III shall be true and correct in all material respects on and as of the date of such extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

(c) The Borrower shall be in compliance with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and at the time of and immediately after such extension no Event of Default or Default shall have occurred and be continuing.

(d) The Borrower shall have furnished to the trustee under the First Mortgage the evidence of extension, executed by the Administrative Agent, contemplated by Article I, Section 1, subsection (II)(h) of the initial Supplemental Indenture or any comparable provision of a subsequent Supplemental Indenture.

An extension of the Expiration Date shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (b) and (c) of this Section 4.03.

ARTICLE V

AFFIRMATIVE COVENANTS

The Borrower covenants and agrees with each Lender and each Issuing Bank that, so long as any Commitment shall remain in effect or the principal of or interest on any Loan or LC Disbursement, any Fees or any other amounts payable under any Loan Document shall be unpaid or any Letter of Credit shall remain outstanding:

Section 5.01 Existence; Businesses and Properties.

(a) The Borrower shall, and shall cause each Significant Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.03.

(b) The Borrower shall, and shall cause each Significant Subsidiary to, (i) do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names utilized in the conduct of its business, except where the failure so to obtain, preserve, renew, extend or maintain any of the foregoing would not result in a Material Adverse Effect; (ii) maintain and operate its business in substantially the manner in which it is presently conducted and operated, except as otherwise expressly permitted under this Agreement; (iii) comply in all material respects with all applicable laws, rules, regulations and orders of any Governmental Authority, whether now in effect or hereafter enacted if failure to comply with such requirements would result in a Material Adverse Effect; and (iv) at all times maintain and preserve all property material to the conduct of its business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times; provided, however, that the Borrower or any Significant Subsidiary may cause the discontinuance of the operation or a reduction in the capacity of any of its facilities, or any element or unit thereof, including real and personal properties, facilities, machinery and equipment, (A) if, in the judgment of the Borrower or such Significant Subsidiary, it is no longer advisable to operate the same, or to operate the same at its former capacity, and such discontinuance or reduction would not result in a Material Adverse Effect, or (B) if the Borrower or a Significant Subsidiary intends to sell and dispose of its interest in the same in accordance with the terms of this Agreement and within a reasonable time shall endeavor to effectuate the same.

Section 5.02 Insurance.

(a) The Borrower shall, and shall cause each Significant Subsidiary to, (i) maintain insurance, to such extent and against such risks, as is customary with companies in the same or similar businesses and owning similar properties in the same general area in which it operates and (ii) maintain such other insurance as may be required by law. All insurance required by this Section 5.02 shall be maintained with financially sound and reputable insurers or through self-insurance; provided, however, that the portion of such insurance constituting self-insurance shall be comparable to that usually maintained by companies engaged in the same or similar businesses and owning similar properties in the same general area in which the Borrower or such Significant Subsidiary, as applicable, operates and the reserves maintained with respect to such self-insured amounts are deemed adequate by its officer or officers responsible for insurance matters.

Section 5.03 Taxes and Obligations. The Borrower shall, and shall cause each Significant Subsidiary to, pay and discharge promptly when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise which, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the Borrower shall, to the extent required by GAAP, have set aside on its books adequate reserves with respect thereto.

Section 5.04 Financial Statements, Reports, etc. The Borrower shall furnish to the Administrative Agent, each Lender and each Issuing Bank:

(a) within 105 days after the end of each fiscal year of the Borrower, consolidated and consolidating balance sheets and related statements of income and statements of cash flow, showing the financial condition of the Borrower and its consolidated Subsidiaries as of the close of such fiscal year and the results of their operations during such year, all audited by Deloitte & Touche LLP or other independent public accountants of recognized national standing acceptable to the Required Lenders and accompanied by an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such consolidated financial statements fairly present the financial condition and results of operations of the Borrower on a consolidated basis (except as noted therein) in accordance with GAAP consistently applied; provided, however, that the Borrower shall be deemed to have satisfied the requirement to furnish such financial statements and opinion if and to the extent that the Borrower has, within the period specified above, (i) filed documents meeting the requirements set forth above with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, and (ii) posted such documents on the Borrower’s home page on the worldwide web (at the date of this Agreement, located at http//www.avistacorp.com) (such filing and posting being referred to as “Electronic Delivery”);

(b) within 50 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, consolidated and, to the extent otherwise available, consolidating balance sheets and related statements of income and statements of cash flow, showing the financial condition of the Borrower and its consolidated Subsidiaries as of the close of such fiscal quarter and the results of their operations during such fiscal quarter and the then elapsed portion of the fiscal year, all certified by a Financial Officer of the Borrower as fairly presenting the financial condition and results of operations of the Borrower on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments; provided, however, that the Borrower shall be deemed to have satisfied the requirement to furnish such financial statements and certification if and to the extent that the Borrower has, within the period specified above, made Electronic Delivery thereof;

(c) concurrently with any delivery of financial statements under (a) or (b) above, (i) a certificate of the relevant accounting firm opining on or certifying such statements or of a Financial Officer of the Borrower (which certificate, when furnished by an accounting firm, may be limited to accounting matters and disclaim responsibility for legal interpretations)

certifying that, to the knowledge of the accounting firm or the Financial Officer, as the case may be, no Event of Default or Default has occurred or, if an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, and (ii) a certificate of a Financial Officer of the Borrower setting forth in reasonable detail such calculations as are required to establish whether the Borrower was in compliance with Section 6.05 on the date of such financial statements;

(d) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by it with the Securities and Exchange Commission, or any Governmental Authority succeeding to any of or all the functions of said Commission, or with any national securities exchange, or distributed to its shareholders, as the case may be; provided, however, that the Borrower shall be deemed to have satisfied the requirement to furnish such reports, statements and other materials if and to the extent that the Borrower has, within the period specified above, made Electronic Delivery thereof; and

(e) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Borrower or any Significant Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent, any Lender or any Issuing Bank may reasonably request.

Section 5.05 Litigation and Other Notices. The Borrower shall furnish to the Administrative Agent, each Lender and each Issuing Bank prompt notice of the following:

(a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(b) the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against the Borrower or any Subsidiary which could reasonably be anticipated to result in a Material Adverse Effect; and

(c) any development that has resulted in, or could reasonably be anticipated to result in, a Material Adverse Effect.

Section 5.06 ERISA. The Borrower shall, and shall cause each Significant Subsidiary to, comply in all material respects with the applicable provisions of ERISA, and the Borrower shall furnish to the Administrative Agent, each Lender and each Issuing Bank (a) as soon as possible, and in any event within 30 days after any Responsible Officer of the Borrower or any ERISA Affiliate either knows or has reason to know that any Reportable Event has occurred that alone or together with any other Reportable Event could reasonably be expected to result in liability of the Borrower to the PBGC in an aggregate amount exceeding $25,000,000, a statement of a Financial Officer of the Borrower setting forth details as to such Reportable Event and the action proposed to be taken with respect thereto, together with a copy of the notice, if any, of such Reportable Event given to the PBGC, (b) as soon as possible, and in any event within 30 days after any Responsible Officer of the Borrower or any ERISA Affiliate either knows or has reason to know that the value of the assets of any Plan is less than 80% of the “funding target” (as defined in Code Section 430(d)(1)) of such Plan as of the last annual valuation date applicable thereto, a statement of a Financial Officer of the Borrower setting forth details as to such event, (c) promptly after receipt thereof, a copy of any notice the Borrower or any ERISA Affiliate may receive from the PBGC relating to the intention of the PBGC to terminate any Plan or Plans (other than a Plan maintained by an ERISA Affiliate which is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code) or to appoint a trustee to administer any Plan or Plans and (d) within 10 days after the due date for filing with the PBGC pursuant to Section 430(k) of the Code of a notice of failure to make a required installment or other payment with respect to a Plan, a statement of a Financial Officer of the Borrower setting forth details as to such failure and the action proposed to be taken with respect thereto, together with a copy of such notice given to the PBGC.

Section 5.07 Maintaining Records; Access to Properties and Inspections. The Borrower shall, and shall cause each Significant Subsidiary to, (a) maintain all financial records in accordance with GAAP and (b) permit any representatives designated by the Administrative Agent, any Lender or any Issuing Bank to visit and inspect its financial records and properties at reasonable times and as often as requested and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent, any Lender or any Issuing Bank to discuss its affairs, finances and condition with its chief financial officer, or other person designated by the chief financial officer, and independent accountants therefor.

Section 5.08 Use of Proceeds and Letters of Credit. The Borrower shall use the proceeds of the Loans and the Letters of Credit only for the purposes set forth in the preamble to this Agreement.

ARTICLE VI

NEGATIVE COVENANTS

The Borrower covenants and agrees with each Lender and each Issuing Bank that, so long as any Commitment shall remain in effect or the principal of or interest on any Loan or LC Disbursement, any Fees or any other amounts payable under any Loan Document shall be unpaid or any Letter of Credit shall remain outstanding:

Section 6.01 Liens. The Borrower shall not create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any person, including any Subsidiary) now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except:

(a) Liens on property or assets of the Borrower created by the documents, instruments or agreements existing on the date hereof and which are listed as exhibits to the Borrower’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, to the extent that such Liens secure only obligations arising under such existing documents, agreements or instruments and the amount of Indebtedness secured thereby does not exceed the amount thereof as of the date hereof as set forth on Schedule 6.01;

(b) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition and (ii) such Lien does not apply to any other property or assets of the Borrower;

(c) the Lien of the First Mortgage and the Lien of any collateral trust mortgage or similar instrument which would be intended to eventually replace (in one transaction or a series of transactions) the First Mortgage (as amended, modified or supplemented from time to time, “Collateral Trust Mortgage”) on properties or assets of the Borrower to secure bonds, notes and other obligations of the Borrower but only to the extent such Liens, collectively, secure Indebtedness, whether now existing or hereafter created, in an aggregate amount no greater than the aggregate amount of first mortgage bonds permitted to be issued under the First Mortgage;

(d) Liens not prohibited under the First Mortgage or the Collateral Trust Mortgage (whether or not such Liens cover properties or assets subject to the Lien of the First Mortgage or the Collateral Trust Mortgage);

(e) Liens for taxes, assessments or governmental charges not yet due or which are being contested in compliance with Section 5.03;

(f) carriers’, warehousemen’s, mechanic’s, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business and securing obligations that are not due or which are being contested in compliance with Section 5.03;

(g) pledges and deposits made in the ordinary course of business in compliance with workmen’s compensation, unemployment insurance and other social security laws or regulations;

(h) Liens incurred or created in connection with or to secure the performance of bids, tenders, trade contracts (other than for Indebtedness), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(i) zoning restrictions, easements, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(j) Liens (i) which secure obligations not assumed by the Borrower, (ii) on account of which the Borrower has not and does not expect to pay interest directly or indirectly and (iii) which exist upon real estate or rights in or relating to real estate in respect of which the Borrower has a right-of-way or other easement for purposes of substations or transmission or distribution facilities;

(k) rights reserved to or vested in any federal, state or local governmental body or agency by the terms of any right, power, franchise, grant, license, contract or permit, or by any provision of law, to recapture or to purchase, or designate a purchase of or order the sale of, any property of the Borrower or to terminate any such right, power, franchise, grant, license, contract or permit before the expiration thereof;

(l) Liens of judgments covered by insurance, or upon appeal and covered by bond, or to the extent not so covered not exceeding at one time $40,000,000 in aggregate amount;

(m) any Liens, moneys sufficient for the discharge of which shall have been deposited in trust with the trustee or mortgagee under the instrument evidencing such Lien, with irrevocable authority of such trustee or mortgagee to apply such moneys to the discharge of such Lien to the extent required for such purpose;

(n) rights reserved to or vested in any federal, state or local governmental body or agency or other public authority to control or regulate the business or property of the Borrower;

(o) any obligations or duties affecting the property of the Borrower to any federal, state or local governmental body or agency or other public authority with respect to any authorization, permit, consent or license of such body, agency or authority, given in connection with the purchase, construction, equipping, testing and operation of the Borrower’s utility property;

(p) with respect to any property which the Borrower may hereafter acquire, any exceptions or reservations therefrom existing at the time of such acquisition or any terms, conditions, agreements, covenants, exceptions and reservations expressed or provided in the deeds or other instruments, respectively, under and by virtue of which the Borrower shall hereafter acquire such property, none of which terms, conditions, agreements, covenants, exceptions and reservations materially impairs the use of such property for the purposes for which it is acquired by the Borrower;

(q) leases and subleases entered into in the ordinary course of business;

(r) banker’s Liens and other Liens in the nature of a right of setoff;

(s) renewals, replacements, amendments, modifications, supplements, refinancings or extensions of Liens set forth in clauses (a)-(d) above to the extent that the principal amount of Indebtedness secured by such Lien immediately prior thereto is not increased and such Lien is not extended to other property;

(t) security deposits or amounts paid into trust funds for the reclamation of mining properties;

(u) restrictions on transfer or use of properties and assets, first rights of refusal, and rights to acquire properties and assets granted to others;

(v) non-consensual equitable Liens on the Borrower’s tenant-in-common or other interest in joint projects;

(w) Liens on the Borrower’s tenant-in-common or other interest in joint projects incurred by the project sponsor without the express consent of the Borrower to such incurrence;

(x) cash collateral in favor of the Administrative Agent as contemplated by this Agreement; and

(y) Liens on receivables and related properties or interests therein.

Section 6.02 Sale-Leaseback Transactions. The Borrower shall not enter into any Sale-Leaseback if as a result thereof the aggregate outstanding principal amount of Attributable Debt outstanding in connection with all Sale-Leasebacks entered into after the date hereof would exceed 5% of the total tangible assets of the Borrower as of the date of the financial statements most recently delivered under Section 5.04(a) or (b) at such time.

Section 6.03 Mergers, Consolidations and Acquisitions. The Borrower shall not, and shall not permit any Significant Subsidiary (without the consent of the Required Lenders, not to be unreasonably withheld) to, merge with or into or consolidate with any other person, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or substantially all of the assets of any other person (whether directly by purchase, lease or other acquisition of all or substantially all of the assets of such person or indirectly by purchase or other acquisition of all or substantially all of the capital stock of such other person) other than acquisitions in the ordinary course of the Borrower’s or such Significant Subsidiary’s business, except that, if at the time thereof and immediately after giving effect thereto no Event of Default or Default shall have occurred and be continuing, (a) the Borrower or any Significant Subsidiary may merge with or into or consolidate with the Borrower or any Subsidiary, provided that, in any transaction involving the Borrower, the Borrower is the surviving person, (b) the Borrower or any Significant Subsidiary may purchase, lease or otherwise acquire from any Subsidiary all or substantially all of its assets, (c) the Borrower may merge with or into or consolidate with any other person so long as (i) in the case where the business of such other person, or an Affiliate of such other person, entirely or primarily consists of an electric or gas utility business, (A) if the Borrower is the surviving person, then, immediately after such merger or consolidation, the Senior Debt Rating assigned to the applicable Indebtedness of the Borrower by two nationally recognized credit-rating agencies shall be equal to or higher than Lowest Investment Grade and (B) if the Borrower is not the surviving person, (1) the surviving person shall assume in writing the obligations of the Borrower under this Agreement and any other Loan Documents and (2) immediately after such merger or consolidation, the ratings assigned to the most senior secured public Indebtedness of the surviving person by two nationally recognized credit rating agencies shall be equal to or higher than the ratings comparable to the Second Lowest Investment Grade, and (ii) in the case where such other person’s business does not entirely or primarily consist of an electric or gas utility business, (A) the assets of such person at the time of such consolidation or merger do not exceed 10% of the total assets of the Borrower and its Subsidiaries after giving effect to such merger or consolidation, computed and consolidated in accordance with GAAP consistently applied and (B) if the Borrower is not the surviving person, the surviving person shall assume in writing the obligations of the Borrower under this Agreement and the other Loan Documents, (d) the Borrower may purchase, lease or otherwise acquire all or substantially all of the assets of any other person (including by purchase or other acquisition of all or substantially all of the capital stock of such person) so long as (i) the assets being purchased, leased or acquired (or the assets of the person whose capital stock is being acquired) entirely or primarily consist of electric or gas utility assets or (ii) in the case where the assets being purchased, leased or acquired (or the assets of the person whose capital stock is being acquired) do not entirely or primarily consist of electric or gas utility assets, the assets being purchased, leased or acquired (or the Borrower’s proportionate share of the assets of the person whose capital stock is being acquired) do not exceed 10% of the total assets of the Borrower and its Subsidiaries, after giving effect to such purchase, lease or acquisition, computed and consolidated in accordance with GAAP consistently applied, (e) any Significant Subsidiary may merge with or into or consolidate with any other person so long as the assets of such person at the time of such merger or consolidation do not exceed 10% of the total assets of the Borrower and its Subsidiaries after giving effect to such merger or consolidation, computed and consolidated in accordance with GAAP consistently applied, and (f) any Significant Subsidiary may purchase, lease or otherwise acquire all or substantially all of the assets of any other person (including by purchase or other acquisition of all or substantially all of the capital stock of such person) so long as the assets being purchased, leased or acquired (or the Significant Subsidiary’s proportionate share of the assets of the person whose capital stock is being acquired) do not exceed 10% of the total assets of the Borrower and its Subsidiaries after giving effect to such purchase, lease or acquisition, computed and consolidated in accordance with GAAP consistently applied; provided, however, that notwithstanding anything in this Section 6.03 to the contrary, this Section 6.03 shall not be deemed to prohibit any merger, consolidation or acquisition involving a Significant Subsidiary (and not also the Borrower) if, after giving effect to the consummation of such transaction, such Significant Subsidiary shall have or be deemed to have a ratio of total long-term Indebtedness to total stockholders’ equity equal to or less than 1.857 to 1.0.

Section 6.04 Disposition of Assets. The Borrower shall not, and shall not permit any Significant Subsidiary (without the consent of the Required Lenders, not to be unreasonably withheld) to, sell, lease, transfer, assign or otherwise dispose of any assets or any interest therein (whether now owned or hereafter acquired), except (a) dispositions of obsolete or retired property not used or useful in its business, (b) grants of Liens by the Borrower permitted under Section 6.01 and grants of Liens by Significant Subsidiaries, (c) disposition by the Borrower of its interest in the Washington Public Power Supply System Nuclear Project No. 3 in accordance with the settlement agreement among the Borrower, the Washington Public Power Supply System and Bonneville Power Administration, as the same may be amended, modified or supplemented from time to time, (d) disposition by the Borrower of all or any portion of its transmission assets in one or more RTO Transactions, (e) disposition by the Borrower of its interests in the Colstrip Project and related assets, (f) disposition of receivables and related properties or interests therein, (g) other dispositions of assets (not otherwise permitted by clauses (a)-(f) of this Section) made in the ordinary course of business not exceeding in any fiscal year 5% of the assets of the Borrower and its Subsidiaries as of the end of the prior fiscal year, computed and consolidated in accordance with GAAP consistently applied, and (h) other dispositions of assets (not otherwise permitted by clauses (a)-(f) of this Section) not exceeding in any fiscal year 10% of the assets of the Borrower and its Subsidiaries as of the end of the prior fiscal year, computed and consolidated in accordance with GAAP consistently applied; provided, however, that notwithstanding anything in this Section 6.04 to the contrary, this Section 6.04 shall not be deemed to prohibit any disposition by a Significant Subsidiary if, after giving effect to the consummation of such transaction, such Significant Subsidiary shall have or be deemed to have a ratio of total long-term Indebtedness to total stockholders’ equity equal to or less than 1.857 to 1.0.

Section 6.05 Consolidated Total Debt to Consolidated Total Capitalization Ratio. The Borrower shall not permit the ratio of Consolidated Total Debt to Consolidated Total Capitalization to be, at any time, greater than 0.65 to 1.00.

Section 6.06 Public Utility Regulatory Borrowing Limits. The Borrower shall not incur actual borrowings or commitments or issued and outstanding debt of the Borrower in excess of the amount authorized by statute or by orders of public utility commissions, as in effect from time to time.

ARTICLE VII

EVENTS OF DEFAULT

In case of the happening (and during the continuance) of any of the following events (“Events of Default”):

(a) any representation or warranty made or deemed made in or in connection with any Loan Document, any Borrowing or any Letter of Credit, or any representation or warranty contained in any certificate or other document furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made or deemed made;

(b) default shall be made in the payment of any principal of any Loan or LC Disbursement when and as the same shall become due and payable, whether at the scheduled maturity date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c) default shall be made in the payment of any interest on any Loan or LC Disbursement or any Fee or other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;

(d) default shall be made in the due observance or performance by the Borrower of any covenant, condition or agreement contained in Section 5.01(a), 5.05, 5.07(b) or 5.08 or in Article VI;

(e) default shall be made in the due observance or performance by the Borrower of any covenant, condition or agreement (other than those specified in (b), (c) or (d) above) contained in any Loan Document, and such default shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent, any Lender or any Issuing Bank to the Borrower;

(f) the Borrower or any Significant Subsidiary shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness when the aggregate unpaid principal amount is in excess of $40,000,000, when and as the same shall become due and payable (after expiration of any applicable grace period), or (ii) fail to observe or perform any other term, covenant, condition or agreement (after expiration of any applicable grace period) contained in any agreement or instrument evidencing or governing any such Indebtedness if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee on its or their behalf (with or without the giving of notice, the lapse of time or both) to cause, such Indebtedness to become due prior to its stated maturity;

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower or any Significant Subsidiary, or of a substantial part of the property or assets of the Borrower or a Significant Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Significant Subsidiary or for a substantial part of the property or assets of the Borrower or a Significant Subsidiary or (iii) the winding-up or liquidation of the Borrower or any Significant Subsidiary; and such proceeding or petition shall continue undismissed, or an order or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 or more days;

(h) the Borrower or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Significant Subsidiary or for a substantial part of the property or assets of the Borrower or any Significant Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;

(i) a final judgment or judgments shall be rendered against the Borrower, any Significant Subsidiary or any combination thereof for the payment of money with respect to which an aggregate amount in excess of $40,000,000 is not covered by insurance, and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower or any Significant Subsidiary to enforce any such judgment;

(j) a Reportable Event or Reportable Events, or a failure to make a required installment or other payment (within the meaning of Section 430(k)(1) of the Code), shall have occurred with respect to any Plan or Plans that reasonably could be expected to result in liability of the Borrower to the PBGC or to any Plan or Plans in an aggregate amount exceeding $25,000,000, or the value of the assets of any Plan is less than 80% of the “funding target” (as defined in Code Section 430(d)(1)) of such Plan as of the last annual valuation date applicable thereto, and within 30 days after the reporting of any such Reportable Event to the Administrative Agent or after the receipt by the Administrative Agent of a statement required pursuant to Section 5.06, the Administrative Agent shall have notified the Borrower in writing that (i) the Required Lenders have made a determination that, on the basis of such Reportable Event or Reportable Events, such failure to make a required installment or other payment or the fact that the value of the assets of a Plan is less than 80% of the “funding target” (as defined in Code Section 430(d)(1)) of such Plan as of the last annual valuation date applicable thereto, there are reasonable grounds (A) for the termination of any such Plan by the PBGC, (B) for the appointment by the appropriate United States District Court of a trustee to administer any such Plan or (C) for the imposition of a Lien in favor of any such Plan, and (ii) as a result thereof an Event of Default exists hereunder; or a trustee shall be appointed by a United States District Court to administer any such Plan; or the PBGC shall institute proceedings to terminate any such Plan;

(k) any Loan Document, at any time after its execution and delivery and for any reason, shall cease to be in full force and effect, or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any respect, or the Borrower denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; provided, however, that the foregoing shall not apply to the First Mortgage Bond, the First Mortgage, the Supplemental Indenture or the Bond Delivery Agreement at any time when the Borrower’s obligations under this Agreement are not secured by the First Mortgage pursuant to the Borrower’s exercise of its rights under Section 8.01;

(l) a Change in Control shall occur;

(m) except at any time when the Borrower’s obligations under this Agreement are not secured by the First Mortgage pursuant to the Borrower’s exercise of its rights under Section 8.01, the Lien purported to be created in any substantial portion of the property of the Borrower purported to be made subject thereto pursuant to the First Mortgage shall at any time fail to be a valid, perfected, first-priority Lien (subject to Liens permitted to exist by the terms of the First Mortgage) securing the obligations of the Borrower under the First Mortgage (including the obligations of the First Mortgage Bond), and such failure shall constitute or have resulted in a “Completed Default” under the First Mortgage; or

(n) except at any time when the Borrower’s obligations under this Agreement are not secured by the First Mortgage pursuant to the Borrower’s exercise of its rights under Section 8.01, (i) the mortgage title insurance policy referred to in Section 4.02(a)(ix) or any other mortgage title insurance policy purported to be issued for the benefit of the trustee under the First Mortgage, at any time after its issuance and for any reason, shall cease to be in full force and effect or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any respect, or (ii) the issuer of such policy denies that it has any or further liability or obligation under such policy, or purports to revoke, terminate or rescind such policy;

then, and in every such event (other than an event with respect to the Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate forthwith the Commitments, (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon (A) the Commitments will automatically be terminated and (B) the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding, and (iii) except at any time when the Borrower’s obligations under this Agreement are not secured by the First Mortgage pursuant to the Borrower’s exercise of its rights under Section 8.01, deliver to the Borrower notice demanding redemption of the First Mortgage Bond; and in any event with respect to the Borrower described in paragraph (g) or (h) above, the Commitments shall automatically terminate, and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

ARTICLE VIII

RELEASE OF COLLATERAL

Section 8.01 Borrower’s Election. If at any time (a) the Senior Debt Rating assigned to the Borrower’s most senior long-term unsecured public Indebtedness (without credit enhancement) by two nationally recognized credit-rating agencies is equal to or higher than Lowest Investment Grade, in each case with a stable outlook, and (b) no Default or Event of Default has occurred and is continuing, then, upon demand by the Borrower, the Administrative Agent shall return to the Borrower the First Mortgage Bond then held by the Administrative Agent, without recourse, representation or warranty, and shall execute and deliver to the Borrower such documents of assignment as may be reasonably requested by the Borrower to terminate the Lien of the Administrative Agent evidenced by such First Mortgage Bond.

Section 8.02 Release upon Commitment Reduction. In connection with any permanent reduction in the Commitments, including pursuant to Section 2.10(b), 2.20 or 9.08(a), the Administrative Agent shall surrender to, or upon the order of, the Borrower the First Mortgage Bond then held by the Administrative Agent against receipt by the Administrative Agent of a substitute First Mortgage Bond in an amount equal to the total Commitments after giving effect to the reduction.

Section 8.03 Release upon Termination and Repayment. The Administrative Agent shall surrender to, or upon the order of, the Borrower all First Mortgage Bonds then held by it pursuant hereto at the first time at which the Commitments shall have been terminated and all amounts owing under this Agreement shall have been paid in full.

ARTICLE IX

THE ADMINISTRATIVE AGENT

Section 9.01 Appointment and Powers. In order to expedite the various transactions contemplated by the Loan Documents, Union Bank is hereby appointed to act as Administrative Agent on behalf of the Lenders and the Issuing Banks. Each of the Lenders and the Issuing Banks hereby irrevocably authorizes and directs the Administrative Agent to take such action on behalf of such Lender or Issuing Bank under the terms and provisions of the Loan Documents, and to exercise such powers thereunder as are specifically delegated to or required of the Administrative Agent by the terms and provisions thereof, together with such powers as are reasonably incidental thereto. The Administrative Agent is hereby expressly authorized on behalf of the Lenders and the Issuing Banks, without hereby limiting any implied authority, (a) to receive on behalf of each of the Lenders and the Issuing Banks any payment of principal of or interest on the Loans and LC Disbursements outstanding hereunder, any reimbursements of LC Disbursements and all other amounts accrued under the Loan Documents paid to the Administrative Agent, and to distribute to each Lender and Issuing Bank its proper share of all payments so received as soon as practicable; (b) to give notice promptly on behalf of each of the Lenders and the Issuing Banks to the Borrower of any Event of Default of which the Administrative Agent has actual knowledge acquired in connection with its agency hereunder; and (c) to distribute promptly to each Lender and each Issuing Bank copies of all notices, agreements and other material as provided for in the Loan Documents as received by such Administrative Agent.

Section 9.02 Limitation on Liability. Neither the Administrative Agent nor any of its directors, officers, employees or agents shall be liable to any Lender or Issuing Bank as such for any action taken or omitted by any of them under the Loan Documents except for its, his or her own gross negligence or willful misconduct, or be responsible for any statement, warranty or representation therein or the contents of any document delivered in connection therewith or be required to ascertain or to make any inquiry concerning the performance or observance by the Borrower of any of the terms, conditions, covenants or agreements of the Loan Documents. The Administrative Agent shall not be responsible to the Lenders or the Issuing Banks for the due execution, genuineness, validity, enforceability or effectiveness of the Loan Documents or any other instrument to which reference is made therein. The Administrative Agent shall in all cases be fully protected in acting, or refraining from acting, in accordance with written instructions signed by the Required Lenders, and, except as otherwise specifically provided herein, such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders and the Issuing Banks. The Administrative Agent shall, in the absence of knowledge to the contrary, be entitled to rely on any paper or document believed by it in good faith to be genuine and correct and to have been signed or sent by the proper person or persons. Neither the Administrative Agent nor any of its directors, officers, employees or agents shall have any responsibility to the Borrower on account of the failure or delay in performance or breach by any Lender or Issuing Bank of any of its obligations under the Loan Documents or to any Lender or Issuing Bank on account of the failure of or delay in performance or breach by any other Lender or Issuing Bank or the Borrower of any of their respective obligations thereunder or in connection therewith. The Administrative Agent may execute any of its duties under the Loan Documents by or through agents or attorneys selected by it using reasonable care and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys selected and authorized to act by it with reasonable care unless the damage complained of directly results from an act or failure to act on the part of the Administrative Agent which constitutes gross negligence or willful misconduct. Delegation to an attorney for the Administrative Agent shall not release the Administrative Agent from its obligation to perform or cause to be performed the delegated duty. The Administrative Agent shall be entitled to advice of legal counsel selected by it with respect to all matters arising under the Loan Documents and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.

Section 9.03 Other Transactions with Borrower, Etc. The Administrative Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Affiliate thereof as if it were not the Administrative Agent. The person serving as the Administrative Agent shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the person serving as the Administrative Agent when acting in its individual capacity.

Section 9.04 Reimbursement; Indemnification. Each Lender agrees (a) to reimburse the Administrative Agent in the amount of such Lender’s Pro Rata Share of any expenses incurred for the benefit of the Lenders by the Administrative Agent, including reasonable counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders, to the extent not reimbursed by the Borrower and (b) to indemnify and hold harmless the Administrative Agent and any of its directors, officers, employees or agents, on demand, in the amount of its Pro Rata Share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against it in its capacity as the Administrative Agent or any of them in any way relating to or arising out of the Loan Documents or any action taken or omitted by it or any of them under the Loan Documents, to the extent not reimbursed by the Borrower; provided, however, that no Lender shall be liable to the Administrative Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of the Administrative Agent or any of its directors, officers, employees or agents.

Section 9.05 Absence of Reliance. Each of the Lenders and the Issuing Banks acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or Issuing Bank and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Lenders and the Issuing Banks also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or Issuing Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under or based upon the Loan Documents, any related agreement or any document furnished thereunder.

Section 9.06 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Banks and the Borrower and shall promptly give such notice in the event that the Administrative Agent becomes a Defaulting Lender. Upon receipt of any such notice of resignation, the Required Lenders may, with the consent of the Borrower (which consent shall not be unreasonably withheld and shall not be required during an Event of Default), appoint a successor Administrative Agent. If no successor

Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks and after consultation with the Lenders, the Issuing Banks and the Borrower, appoint a successor Administrative Agent. Upon the acceptance by any person of its appointment as a successor Administrative Agent, such person shall thereupon succeed to and become vested with all the rights, powers, privileges, duties and obligations of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations as Administrative Agent under the Loan Documents. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Article IX shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent.

Section 9.07 Syndication Agent and Co-Documentation Agents. Neither the Syndication Agent nor any Co-Documentation Agent shall have any rights, powers, obligations, liabilities, responsibilities or duties under the Loan Document other than those applicable to all Lenders as such. Without limiting the foregoing, none of the persons identified as “Syndication Agent” or “Co-Documentation Agent” shall have or be deemed to have any fiduciary relationship with any Lender or Issuing Bank. Each of the Lenders and the Issuing Banks acknowledges that it has not relied, and will not rely, on any of the persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

Section 9.08 Removal of Lender.

(a) If a Lender (i) is a Defaulting Lender or (ii) fails to give its consent to any amendment, waiver or action for which consent of all of the Lenders was required and to which the Required Lenders consented, such Lender shall, upon notice from the Borrower, execute and deliver to the Administrative Agent one or more Assignments and Assumptions assigning all of that Lender’s interests, rights and obligations under the Loan Documents to one or more Eligible Assignees designated by the Borrower, subject to (A) compliance with the provisions of Section 10.04, (B) payment in full of all principal, interest and fees owing to such Lender through the date of assignment (including any amounts payable pursuant to Section 2.14 but, in the case of a Defaulting Lender, excluding any amounts payable pursuant to Section 2.14(c) or (d)) and (C) delivery by such assignee(s) of such appropriate assurances and indemnities (which may include letters of credit) as such Lender may reasonably require with respect to its participation interests in any Letters of Credit then outstanding; provided, however, that the failure of any such Lender to execute and deliver to the Administrative Agent such Assignment(s) and Assumption(s) shall not render such assignment(s) invalid, and the Administrative Agent shall record such assignment(s) in the Register. Alternatively, the Borrower may reduce the total Commitments (and for this purpose the minimum amounts for Commitment reductions shall not apply) by an amount equal to that Lender’s Commitment and pay and provide to such Lender the amounts, assurances and indemnities described above and release such Lender from its Commitment; provided, however, that the Commitment of a Defaulting Lender may not be so reduced so long as any Default or Event of Default has occurred and is continuing. The Administrative Agent shall distribute an amended Schedule 2.01 (which shall thereafter be incorporated into this Agreement) to reflect any new Commitments and Pro Rata Shares.

(b) In order to make all Lenders’ interests in any outstanding Loans and in any fees and other amounts due in respect of Letters of Credit ratable in accordance with any revised Pro Rata Shares after giving effect to the removal of any Lender, the Borrower shall pay or prepay, if necessary, on the effective date of such removal all outstanding Loans and fees and other amounts in respect of Letters of Credit and pay, to the extent applicable, any amounts due under Section 2.14. The Borrower may then borrow Loans from the Lenders in accordance with their revised Pro Rata Shares.

ARTICLE X

MISCELLANEOUS

Section 10.01 Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed or sent by telecopy, graphic scanning or other telegraphic communications equipment of the sending party, as follows:

(a) if to the Borrower, to:

Avista Corporation

1411 East Mission Avenue (99202)

P.O. Box 3727

Spokane, Washington 99220

Attention: Senior Vice President and Chief Financial Officer

Telecopy: 509-495-4361

(b) if to the Administrative Agent for credit matters, to:

Union Bank, N.A.

445 South Figueroa Street, 15th Floor

Los Angeles, California 90071

Attention: Power & Utilities

Telecopy: 213-236-4096

and if to the Administrative Agent for operational matters, to:

Union Bank, N.A.

601 Potrero Grande Drive, Mail Code 4-957-161

Monterey Park, California 91755

Attention: Kevin Chan, Commercial Loan & Agency Services

Telephone: 323-720-2586

Telecopy: 323-656-2855

E-mail: kevin.chan@unionbank.com

(c) if to any Lender or Issuing Bank, to it at its address (or telecopy number) set forth in Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender or Issuing Bank shall have become a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy or other telegraphic communications equipment of the sender, or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 10.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 10.01.

Section 10.02 Survival of Agreement. All covenants, agreements, representations and warranties, including any indemnities and reimbursement obligations, made by the Borrower in the Loan Documents and in the certificates or other instruments prepared or delivered in connection therewith or pursuant thereto shall be considered to have been relied upon by the Lenders and the Issuing Banks and shall survive the making of any Loans by the Lenders, the issuance of any Letters of Credit by the Issuing Banks and the execution and delivery to the Lenders of any Notes evidencing such Loans, regardless of any investigation made by the Lenders or the Issuing Banks, or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not been terminated.

Section 10.03 Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have received copies hereof which, when taken together, bear the signatures of each Lender and each Issuing Bank, and this Agreement shall thereafter be binding upon and inure to the benefit of the Borrower, the Administrative Agent, each Lender and each Issuing Bank and their respective successors and permitted assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and permitted assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower, the Administrative Agent, any Lender or any Issuing Bank that are contained in this Agreement shall bind and inure to the benefit of each such person’s successors and permitted assigns.

Section 10.04 Successors and Assigns.

(a) Subject to Section 6.03, the Borrower may not assign or delegate any of its rights or duties under any of the Loan Documents without the prior written consent of each of the Lenders and the Issuing Banks.

(b) Each Lender (including the Administrative Agent and any Issuing Bank when acting as a Lender) may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under the Loan Documents (including all or a portion of its Commitment and the same portion of the applicable Loan or Loans at the time owing to it); provided, however, that (i) except in the case of an assignment to a Lender or an Affiliate of a Lender, the Borrower and the Administrative Agent must give their prior written consent to such assignment (which consents shall not be unreasonably withheld), provided that the consent of the Borrower shall not be required if an Event of Default shall exist, (ii) in the case of an assignment to a person other than a Lender of all or a portion of a Lender’s Commitment or its obligation in respect of its LC Exposure, the Issuing Banks must give their prior written consent to such assignment (which consents shall not be unreasonably withheld), (iii) no assignee of any Lender shall be entitled to receive any greater payment or protection under Section 2.12, 2.13(a) or 2.18 than such Lender would have been entitled to receive with respect to the rights assigned or otherwise transferred unless such assignment or transfer shall have been made at a time when the circumstances giving rise to such greater payment did not exist, (iv) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Lender’s rights and obligations under this Agreement, (v) the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (or, if less, the total amount of such Lender’s Commitment), (vi) the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption and a processing and recordation fee of $3,500 and (vii) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. Upon acceptance and recording pursuant to paragraph (d) of this Section 10.04, from and after the effective date specified in each Assignment and Assumption, which effective date shall be at least five Business Days after the execution thereof, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under the Loan Documents and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under the Loan Documents (and, in the case of an Assignment and Assumption covering all or the remaining portion of an assigning Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.14, 2.18 and 10.05, as well as to any Fees accrued for its account and not yet paid).

(c) The Administrative Agent shall maintain a copy of each Assignment and Assumption delivered to it, including the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The Administrative Agent, the Lenders and the Issuing Banks may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of the Loan Documents. The Register shall be available for inspection by the Borrower, any Lender and any Issuing Bank at any reasonable time and from time to time upon reasonable prior notice.

(d) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Eligible Assignee, an Administrative Questionnaire completed in respect of the Eligible Assignee (unless the Eligible Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above and, to the extent required, the written consent of the Borrower, the Administrative Agent and the Issuing Banks to such assignment, the Administrative Agent shall (i) accept such Assignment and Assumption, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower and the Issuing Banks. Upon the request of the assignee, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent, a new Note or Notes to the order of such assignee in a principal amount equal to the applicable Commitment assumed by it pursuant to such Assignment and Assumption and, if the assigning Lender has retained a Commitment, upon the request of the assigning Lender, the Borrower shall execute and deliver a new Note to the order of such assigning Lender in a principal amount equal to the applicable Commitment retained by it. Canceled Notes shall be returned to the Borrower.

(e) Each Lender may, without the consent of the Borrower, the Administrative Agent or any Issuing Bank, sell participations to one or more banks or other entities in all or a portion of its rights and obligations under the Loan Documents (including all or a portion of its Commitment and the Loans owing to it and any Notes held by it); provided, however, that (i) such Lender’s obligations under the Loan Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other entities shall be entitled to the benefit of the cost protection provisions contained in Sections 2.12, 2.14 and 2.18 to the same extent as if they were Lenders (provided, that the amount of such benefit shall be limited to the amount in respect of the interest sold to which the seller of such participation would have been entitled had it not sold such interest) and (iv) the Borrower, the Administrative Agent, the other Lenders and the Issuing Banks shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans and to approve any amendment, modification or waiver of any provision of the Loan Documents (other than amendments, modifications or waivers (A) decreasing any Fees or the amount of principal of or the rate at which interest is payable on any Loans or LC Disbursements, (B) extending any scheduled date for the payment of Fees or principal of or interest on any Loans or LC Disbursements, (C) extending the expiration date of the Commitments, (D) extending the expiration date of any Letter of Credit to a date after the expiration date of the Commitments or (E) releasing the First Mortgage Bond or releasing all or substantially all of the collateral therefor, in each such case except pursuant to Article VIII).

(f) Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 10.04, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure of information designated by the Borrower as confidential, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information.

(g) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special-purpose funding vehicle (an “SPC”) the option to fund all or any part of any Loan that such Granting Lender would otherwise be obligated to fund pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to fund all or any part of such Loan, the Granting Lender shall be obligated to fund such Loan pursuant to the terms hereof. The funding of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent as if such Loan were funded by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or payment under the Loan Documents for which a Lender would otherwise be liable for so long as, and to the extent, the Granting Lender provides such indemnity or makes such payment. Notwithstanding anything to the contrary contained in this Agreement, any SPC may disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or guarantee to such SPC. This paragraph may not be amended without the prior written consent of each Granting Lender, all or any part of whose Loans are being funded by an SPC at the time of such amendment.

(h) Any Lender may at any time assign for security purposes all or any portion of its rights under the Loan Documents to a Federal Reserve Bank; provided that no such assignment shall release a Lender from any of its obligations thereunder.

Section 10.05 Expenses; Indemnity, Damage Waiver.

(a) The Borrower agrees to pay all reasonable out-of-pocket expenses (including the reasonable fees, charges and disbursements of internal or external legal counsel) (i) incurred by the Administrative Agent in connection with the preparation of the Loan Documents, in connection with any amendments, modifications or waivers of the provisions thereof (whether or not the transactions thereby contemplated shall be consummated) or in connection with the use of DXSyndicate, IntraLinks or any similar service in relation to this Agreement, (ii) incurred by any Issuing Bank in connection with the issuance, renewal, extension or other amendment of any Letter of Credit or any demand for payment thereunder or (iii) incurred by the Administrative Agent, any Lender or any Issuing Bank in connection with the enforcement or protection of its rights in connection with any Loan Document, any Loan or any Letter of Credit or participation therein.

(b) The Borrower agrees that it shall indemnify the Administrative Agent, the Lenders and the Issuing Banks against, and hold them harmless from, any documentary taxes, assessments or charges made by any Governmental Authority by reason of the execution and delivery of this Agreement or any of the other Loan Documents.

(c) The Borrower agrees to indemnify the Administrative Agent, each Lender and each Issuing Bank and each of their respective directors, officers, employees and agents (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of, (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated thereby, (ii) the use of the proceeds of the Loans and of the Letters of Credit (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(d) To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof; provided that such waiver shall not, as to any Indemnitee, apply to special, indirect or consequential damages to the extent resulting from, or punitive damages awarded on account of, conduct by such Indemnitee that is determined by a court of competent jurisdiction by final and nonappealable judgment to have constituted gross negligence or willful misconduct by such Indemnitee.

(e) The provisions of this Section 10.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, any Lender or any Issuing Bank. All amounts due under this Section 10.05 shall be payable on written demand therefor.

Section 10.06 Right of Setoff. If an Event of Default shall have occurred and be continuing and the Loans shall have been accelerated as set forth in Article VII, each of the Lenders and the Issuing Banks is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or Issuing Bank (or person Controlling such Lender or Issuing Bank) to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement and other Loan Documents held by such Lender or Issuing Bank, irrespective of whether or not such Lender or Issuing Bank shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower are owed to a branch or office of such Lender or Issuing Bank different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and each Issuing Bank under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender or Issuing Bank may have. Any Lender or Issuing Bank, as the case may be, shall promptly notify the Borrower after exercising its rights under this Section.

Section 10.07 Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, OTHER THAN THE FIRST MORTGAGE BOND, THE FIRST MORTGAGE AND THE SUPPLEMENTAL INDENTURE, SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Section 10.08 Waivers; Amendment.

(a) No failure or delay of the Administrative Agent, any Lender or any Issuing Bank in exercising any power or right under the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Lenders and the Issuing Banks hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies which they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(b) Neither any Loan Document nor any provision thereof (excluding letter of credit applications, which may be waived, amended or otherwise modified by agreement of the Borrower and the applicable Issuing Bank) may be waived, amended or otherwise modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders; provided, however, that no such agreement shall (i) without the consent of the applicable Lender, (A) decrease the principal of or the rate of interest on such Lender’s Loans or the Fees payable to such Lender, (B) extend the date for any scheduled payment of principal of or interest on such Lender’s Loans or the Fees payable to such Lender, or (C) increase the amount or extend the expiration date of such Lender’s Commitment, or (ii) without the consent of each Lender, (A) decrease the principal of or the rate of interest on any LC Disbursement, (B) extend the date for any scheduled payment of principal of or interest on any LC Disbursement, (C) extend the expiration date of any Letter of Credit after the Expiration Date has occurred, (D) release the First Mortgage Bond or release all or substantially all of the collateral therefor, in each such case except pursuant to Article VIII, or (E) amend or modify the provisions of Section 2.15, the provisions of this Section, the definition of “Required Lenders” or any other provision requiring the consent or agreement of each of the Lenders; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or any Issuing Bank under the Loan Documents without the prior written consent of the Administrative Agent or such Issuing Bank, as the case may be. Each Lender and each holder of a Note shall be bound by any waiver, amendment or modification authorized by this Section regardless of whether its Note shall have been marked to make reference thereto, and any consent by any Lender or holder of a Note pursuant to this Section shall bind any person subsequently acquiring a Note from it, whether or not such Note shall have been so marked.

Section 10.09 Interest Rate Limitation. Notwithstanding anything herein or in any Notes to the contrary, if at any time the applicable interest rate, together with all fees and charges which are treated as interest under applicable law (collectively the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender, shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable under any Note held by such Lender, together with all Charges payable to such Lender, shall be limited to the Maximum Rate.

Section 10.10 Entire Agreement. Each Loan Document constitutes the entire contract between or among the parties relative to the subject matter thereof, and any previous agreement between or among the parties with respect to the subject matter thereof is superseded by such Loan Document. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

Section 10.11 Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement or any of the other Loan Documents. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the other Loan Documents, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.11.

Section 10.12 Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 10.13 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract, and shall become effective as provided in Section 10.03.

Section 10.14 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 10.15 Jurisdiction; Consent to Service of Process.

(a) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, any Lender or any Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower or its properties in the courts of any jurisdiction.

(b) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 10.16 USA Patriot Act Notification. Each Lender and each Issuing Bank hereby notifies the Borrower that, pursuant to the requirements of the USA Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or Issuing Bank to identify the Borrower in accordance with the Act. The Borrower agrees to cooperate with each Lender and each Issuing Bank and to provide true, accurate and complete information to such Lender or Issuing Bank in response to any such request.

[Signature pages follow.]

WITNESS the due execution hereof as of the date first above written.

AVISTA CORPORATION

By:	/s/ Mark T. Thies
Name:	Mark T. Thies
Title:	Senior Vice President and
Chief Financial Officer

UNION BANK, N.A., as Administrative Agent, an Issuing Bank and a Lender

By:	/s/ Bryan P. Read
Name:	Bryan P. Read
Title:	Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as an Issuing Bank and a Lender

By:	/s/ Tom Beil
Name:	Tom Beil
Title:	Vice President

THE BANK OF NEW YORK MELLON,
as a Lender

By:	/s/ Mark W. Rogers
Name:	Mark W. Rogers
Title:	Vice President

KEYBANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Keven D. Smith
Name:	Keven D. Smith
Title:	Senior Vice President

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Holland Williams
Name:	Holland Williams
Title:	Assistant Vice President and
Portfolio Manager

BANK OF AMERICA, N.A., as a Lender

By:	/s/ James J. Teichman
Name:	James J. Teichman
Title:	Senior Vice President

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Nancy R. Barwig
Name:	Nancy R. Barwig
Title:	Credit Executive

UBS LOAN FINANCE LLC, as a Lender

By:	/s/ Irja R. Otsa
Name:	Irja R. Otsa
Title:	Associate Director

By:	/s/ Mary E. Evans
Name:	Mary E. Evans
Title:	Associate Director

CIBC INC., as a Lender

By:	/s/ Robert Casey
Name:	Robert Casey
Title:	Executive Director

By:	/s/ Eoin Roche
Name:	Eoin Roche
Title:	Executive Director

CREDIT SUISSE AG, CAYMAN
ISLANDS BRANCH, as a Lender

By:	/s/ Bill O’Daly
Name:	Bill O’Daly
Title:	Director

By:	/s/ Sanja Gazahi
Name:	Sanja Gazahi
Title:	Associate

SCOTIABANC INC., as a Lender

By:	/s/ J.F. Todd
Name:	J.F. Todd
Title:	Managing Director

BANK HAPOALIM B.M., as a Lender

By:	/s/ Helen H. Gateson
Name:	Helen H. Gateson
Title:	Vice President

By:	/s/ Frederic S. Becker
Name:	Frederic S. Becker
Title:	Senior Vice President

BANNER BANK, as a Lender

By:	/s/ TJ Brill
Name:	TJ Brill
Title:	Vice President

COMERICA BANK, as a Lender

By:	/s/ Steve Clear
Name:	Steve Clear
Title:	Vice President

FIRST COMMERCIAL BANK LTD.,
NEW YORK BRANCH, as a Lender

By:	/s/ Jason Lee
Name:	Jason Lee
Title:	Vice President and General Manager

EXHIBIT A

[FORM OF]

NOTE

$	, 20

FOR VALUE RECEIVED, the undersigned, AVISTA CORPORATION, a Washington corporation (the “Borrower”), hereby promises to pay to the order of                              (the “Lender”), at the office of Union Bank, N.A., as administrative agent (the “Administrative Agent”), at 445 South Figueroa Street, Los Angeles, California, on the Expiration Date, as defined in the Credit Agreement dated as of February 11, 2011 among the Borrower, the Lenders listed in Schedule 2.01 thereto, The Bank of New York Mellon, KeyBank National Association and U.S. Bank National Association, as Co-Documentation Agents, Wells Fargo Bank, National Association, as Syndication Agent and an Issuing Bank, and Union Bank, N.A., as Administrative Agent and an Issuing Bank (the “Credit Agreement”), the aggregate unpaid principal amount of all Loans (as defined in the Credit Agreement) of the Lender under the Credit Agreement, in lawful money of the United States of America in immediately available funds, and to pay interest from the date hereof on the principal amount hereof from time to time outstanding, in like funds, at said office, at the rate or rates per annum and payable on the dates provided in the Credit Agreement.

The Borrower promises to pay interest, on demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates at the rate or rates provided in the Credit Agreement.

The Borrower hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever. The nonexercise by the holder of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

All Loans evidenced by this Note and all payments and prepayments of the principal hereof and interest hereon and the respective dates and maturity dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such a notation or any error in such a notation shall not affect the obligations of the Borrower under this Note.

This Note is one of the Notes referred to in the Credit Agreement, which, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified. This Note shall be construed in accordance with and governed by the laws of the State of New York and any applicable laws of the United States of America.

AVISTA CORPORATION

By:
Name:
Title:

Loans and Payments

Date	Amount and Type of Loan	Maturity Date	Payments of Principal Interest	Unpaid Principal Balance of Note	Name of Person Making Notation

EXHIBIT B

[FORM OF]

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”). The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the assigned amount and percentage interest identified below of the respective facilities identified below (including without limitation any letters of credit included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other rights of the Assignor (in its capacity as a Lender) against any person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity, in each case related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment are without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[an Affiliate of [identify existing Lender]][1]

3.	Borrower:	Avista Corporation

4.	Administrative Agent:	Union Bank, N.A.

5.	Credit Agreement:	Credit Agreement, dated as of February 11, 2011, among Avista Corporation, the Lenders listed in Schedule 2.01 thereto, The Bank of New York Mellon, KeyBank National Association and U.S. Bank National Association, as Co-Documentation Agents, Wells Fargo Bank, National Association, as Syndication Agent and an Issuing Bank, and Union Bank, N.A., as Administrative Agent and an Issuing Bank

[1]	Include if applicable.

6.	Assigned Interest:

Facility Assigned[2]	Aggregate Amount of [Commitments / Revolving Credit Exposures][3] for all Lenders[4]	Amount of [Commitment / Revolving Credit Exposure][3] Assigned[4]	Percentage[5] Assigned of [Commitments / Revolving Credit Exposures] [3] for all Lenders
	$	$		%
	$	$		%
	$	$		%

[7.	Trade Date: , 20 ][6]

Effective Date:             , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

[2]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under the Assignment (e.g., “Revolving Credit Agreement”)
[3]	Use “Revolving Credit Exposure[s]” if Commitments have been terminated; otherwise, use “Commitment[s].”
[4]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[5]	Set forth, to at least 9 decimals, as a percentage of the Commitments / Revolving Credit Exposures of all Banks thereunder.
[6]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and][7] Accepted:

UNION BANK, N.A., as Administrative Agent

By:
Name:
Title:

[Consented to:

AVISTA CORPORATION

By:
Name:
Title:

[Consented to:

UNION BANK, N.A., as an Issuing Bank

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as an Issuing Bank

By:
Name:
Title:

[7]	To be included if such consent is required by the terms of the Credit Agreement.

, as an Issuing Bank

By:
Name:
Title:	][7]

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other person of any of their respective obligations under any Loan Document.

1.2 Assignee. The Assignee (a) represents and warrants that (i) it is an Eligible Assignee, (ii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.04 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Non-U.S. Person (as defined in Section 2.18(g) of the Credit Agreement), attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender; and (c) effective on the Effective Date, appoints and authorizes the Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Inrest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT C

[FORM OF]

ADMINISTRATIVE QUESTIONNAIRE

ACCOUNT: Avista Corporation

FACILITY: Revolving Credit Facility

LEGAL NAME OF LENDER:

Operations Contact

(Draws/Repayments/Funding Matters)

Name
Title
Street Address
City, State and Zip
Telephone
Fax
E-Mail Address

Credit Contact

(Compliance Matters and Financial Statements)

Name
Title
Street Address
City, State and Zip
Telephone
Fax
E-Mail Address

Wire Instructions:

EXHIBIT D

[FORM OF]

COMMITMENT INCREASE SUPPLEMENT

THIS COMMITMENT INCREASE SUPPLEMENT is made and dated as of             , 20     , by and among [ADDITIONAL COMMITMENT LENDER] (the “Additional Commitment Lender”), AVISTA CORPORATION, a Washington corporation (the “Borrower”), and UNION BANK, N.A., as Administrative Agent under the Credit Agreement, dated as of February 11, 2011, among the Borrower, the Lenders listed in Schedule 2.01 thereto, The Bank of New York Mellon, KeyBank National Association and U.S. Bank National Association, as Co-Documentation Agents, Wells Fargo Bank, National Association, as Syndication Agent and an Issuing Bank, and Union Bank, N.A., as Administrative Agent and an Issuing Bank (as amended, modified or supplemented from time to time, the “Credit Agreement”). Terms used and not otherwise defined herein are used herein with the meanings ascribed thereto in the Credit Agreement.

WHEREAS, pursuant to Section 2.10(c) of the Credit Agreement, the Borrower desires to have the aggregate amount of the Commitments increased; and

WHEREAS, the Additional Commitment Lender is willing to [become an additional Lender] [increase its Commitment];

NOW, THEREFORE, the parties hereto agree as follows:

1. Upon the effectiveness of this Commitment Increase Supplement, [the Additional Commitment Lender shall be a party to the Credit Agreement and shall be entitled to all of the rights, and be subject to all of the obligations, of a Lender under the Credit Agreement]1 [the Commitment of the Additional Commitment Lender shall be increased from $         to $        .]2 [The initial amount of the Additional Commitment Lender’s Commitment shall be $        .]1

2. The Additional Commitment Lender acknowledges, and agrees to comply with, its obligation under Section 2.10(c) of the Credit Agreement to purchase assignments of Loans, unreimbursed LC Disbursements and participations in Letters of Credit from the other Lenders on the effective date hereof.

3. This Commitment Increase Supplement shall become effective upon the execution and delivery hereof by the Additional Commitment Lender, the Borrower and the Administrative Agent.

4. This Commitment Increase Supplement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

5. This Commitment Increase Supplement shall be construed in accordance with and governed by the law of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Commitment Increase Supplement to be executed as of the day and year first written above.

[ADDITIONAL COMMITMENT LENDER]

By:
Name:
Title:

AVISTA CORPORATION

By:
Name:
Title:

UNION BANK, N.A., as Administrative
Agent and an Issuing Bank

By:
Name:
Title:

Consented to:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as an Issuing Bank

By:
Name:
Title:
, as an Issuing Bank

By:
Name:
Title:

EXHIBIT E

[FORM OF]

COMMITMENT EXTENSION SUPPLEMENT

THIS COMMITMENT EXTENSION SUPPLEMENT is made and dated as of             , 20      by and among                              (the “Additional Commitment Lender”), AVISTA CORPORATION, a Washington corporation (the “Borrower”), and UNION BANK, N.A., as Administrative Agent under the Credit Agreement, dated as of February 11, 2011, among the Borrower, the Lenders listed in Schedule 2.01 thereto, The Bank of New York Mellon, KeyBank National Association and U.S. Bank National Association, as Co-Documentation Agents, Wells Fargo Bank, National Association, as Syndication Agent and an Issuing Bank, and Union Bank, N.A., as Administrative Agent and an Issuing Bank (as amended, modified or supplemented from time to time, the “Credit Agreement”). Terms used and not otherwise defined herein are used herein with the meanings ascribed thereto in the Credit Agreement.

WHEREAS, pursuant to Section 2.20(e) of the Credit Agreement, the Borrower desires to have an aggregate amount of Commitments up to the aggregate amount of the Existing Commitments extended; and

WHEREAS, the Additional Commitment Lender is willing to [become an additional Lender]1 [increase its Commitment]2;

NOW, THEREFORE, the parties hereto agree as follows:

1. Upon the effectiveness of this Commitment Extension Supplement, [the Additional Commitment Lender shall be a party to the Credit Agreement and shall be entitled to all of the rights, and be subject to all of the obligations, of a Lender under the Credit Agreement]1 [the Commitment of the Additional Commitment Lender shall be increased from $         to $         .]2 [The initial amount of the Additional Commitment Lender’s Commitment shall be $        .]1

2. The Additional Commitment Lender acknowledges, and agrees to comply with, its obligation under Section 2.20(e) of the Credit Agreement to purchase assignments of Loans, unreimbursed LC Disbursements and participations in Letters of Credit from the other Lenders on the effective date hereof.

3. This Commitment Extension Supplement shall become effective upon the execution and delivery hereof by the Additional Commitment Lender, the Borrower and the Administrative Agent.

4. This Commitment Extension Supplement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

[1]	Include if Additional Commitment Lender is not an existing Lender.
[2]	Include if Additional Commitment Lender is an existing Lender.

5. This Commitment Extension Supplement shall be construed in accordance with and governed by the law of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Commitment Extension Supplement to be executed as of the day and year first written above.

[ADDITIONAL COMMITMENT LENDER]

By:
Name:
Title:

AVISTA CORPORATION

By:
Name:
Title:

UNION BANK, N.A., as Administrative
Agent and an Issuing Bank

By:
Name:
Title:

Consented to:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as an Issuing Bank

By:
Name:
Title:
, as an Issuing Bank

By:
Name:
Title:

SCHEDULE 2.01

Names, Commitments and Addresses of Initial Lenders

Lender	Commitment
Union Bank, N.A. 445 South Figueroa Street Los Angeles, CA 90071 Attention: Bryan Read Telecopy: 213-236-4096	$50,000,000
Wells Fargo Bank, National Association 601 West 1st Avenue, Suite 900 Spokane, WA 99201 Attention: Tom Beil / Jessy Hummel Telecopy: 866-917-7929	$50,000,000
The Bank of New York Mellon BNY Mellon Center, Room 3600 Pittsburgh, PA 15258-0001 Attention: Mark W. Rogers Telecopy: 412-236-6112	$37,500,000
KeyBank National Association 601 108th Avenue Bellevue, WA 98004 Attention: Keven Smith Telecopy: 425-709-4348	$37,500,000
U.S. Bank National Association 101 South Capitol Boulevard Boise, ID 83712 Attention: Holland Williams Telecopy: 208-383-7574	$37,500,000
Bank of America, N.A. 800 5th Avenue, Floor 36 WA 1-501-36-06 Seattle, WA 98104 Attention: Mark Crawford Telecopy: 206-585-8638	$30,000,000

JPMorgan Chase Bank, N.A. 10 South Dearborn Street, Floor 9 Chicago, IL 60603 Attention: John Zur Telecopy: 312-732-1762	$30,000,000
UBS Loan Finance LLC 677 Washington Boulevard Stamford, CT 06901 Attention: Denise Bushee Telecopy: 203-719-3888	$30,000,000
CIBC Inc. 425 Lexington Avenue, 4th Floor New York, NY 10017 Attention: Robert W. Casey, Jr. Telecopy: 212-856-3612	$18,750,000
Credit Suisse AG, Cayman Islands Branch 11 Madison Avenue New York, NY 10010 Attention: William O’Daly Telecopy: 212-743-2254	$18,750,000
Scotiabanc Inc. 711 Louisiana Street, Suite 1400 Houston, TX 77002 Attention: Jocelyn Todd Telecopy: 832-426-6000	$18,750,000
Bank Hapoalim B.M. 1177 Avenue of the Americas New York, NY 10036-2790 Attention: Helen H. Gateson Telecopy: 212-782-2382	$10,312,500
Banner Bank 802 West Riverside Avenue Spokane, WA 99201 Attention: TJ Brill Telecopy: 509-482-5765	$10,312,500

Comerica Bank 611 Anton Boulevard, 4th Floor M/C 4462 Costa Mesa, CA 92626 Attention: Steve D. Clear Telecopy: 714-433-3236	$10,312,500
First Commercial Bank Ltd., New York Branch 750 3rd Avenue, 34th Floor New York, NY 10017 Attention: Jeffrey Yu Telecopy: 212-599-6133	$10,312,500

TOTAL:	$400,000,000

SCHEDULE 3.13

Significant Subsidiaries

None.

SCHEDULE 4.02(a)(ii)

Required Governmental Approvals

Washington

Order Establishing Compliance with Section 80.08.040 of the Revised Code of Washington, entered September 29, 2010, in Docket No. UE-101544 of the Washington Utilities and Transportation Commission.

Oregon

Order No. 10-370, entered September 22, 2010, in file number UF 4265 from the Public Utility Commission of Oregon.

Idaho

Order No. 32096, entered October 15, 2010, in Case No. AVU-U-10-01 of the Idaho Public Utilities Commission.

Montana

Default Order No. 4535, entered July 2, 1979, in Docket No. 6690 of the Public Service Commission of the State of Montana.

SCHEDULE 6.01

Existing Secured Indebtedness

First Mortgage Bonds Outstanding under Mortgage and Deed of Trust Dated as of June 1, 1939,

as Modified by Supplemental Indentures Thereto

SUPPLEMENTAL INDENTURE	DATED AS OF	SERIES		PRINCIPAL AMOUNT ISSUED	PRINCIPAL AMOUNT OUTSTANDING
		NO.	DESIGNATION
Twenty-Sixth	April 1, 1993	24	Secured Medium-Term Notes, Series A ($250,000,000 authorized)	$250,000,000	$43,000,000

Thirty-fourth	November 1, 2004	32	5.45% Series due 2019	$90,000,000	$90,000,000

Thirty-fifth	December 1, 2004	33	Collateral Series 2004A	$88,850,000	$25,000,000

Thirty-ninth	November 1, 2005	39	6.25% Series due 2035	$100,000,000 $50,000,000	$100,000,000 $50,000,000

Fortieth	April 1, 2006	40	Collateral Series due 2011	$320,000,000	$320,000,000[1]

Forty-first	December 1, 2006	41	5.70% Series due 2037	$150,000,000	$150,000,000

Forty-second	April 1, 2008	42	5.95% Series due 2018	$250,000,000	$250,000,000

Forty-sixth	September 1, 2009	46	5.125% Series due 2022	$250,000,000	$250,000,000

Forty-seventh	November 1, 2009	47	Collateral Series 2009A	$75,000,000	$75,000,0001

Forty-eighth	December 1, 2010	48	Collateral Series 2010A	$66,700,000	$66,700,000

Forty-eighth	December 1, 2010	49	Collateral Series 2010B	$17,000,000	$17,000,000

Forty-ninth	December 1, 2010	50	3.89% Series due 2020	$52,000,000	$52,000,000

Forty-ninth	December 1, 2010	51	5.55% Series due 2040	$35,000,000	$35,000,000

Fiftieth	December 1, 2010	52	1.68% Series due 2013	$50,000,000	$50,000,000

Aggregate principal amount of First Mortgage Bonds outstanding through and including the Fiftieth Supplemental Indenture (but excluding the Fifty-first Supplemental Indenture) = $1,573,700,000.

[1]	To be retired in connection with the delivery of $400,000,000 of First Mortgage Bonds, Collateral Series 2011A, pursuant to the Fifty-first Supplemental Indenture.